UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

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BB&T Corporation

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Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation at 11:00 a.m. (EDT) on Tuesday, April 24, 2018. This year’s meeting will be held in Winston-Salem, North Carolina at the Benton Convention Center, 301 West Fifth Street. Shareholders as of the record date of February 14, 2018 are invited to attend.

We are again providing proxy materials to our shareholders primarily through the Internet. We have found this process significantly contributes to our sustainability efforts by lowering the cost of our annual proxy campaign and saving paper. We hope this continues to offer you a convenient way to access our proxy materials. Please read the 2018 proxy statement carefully because it contains important information about the matters we will vote on at our annual meeting.

Separately, on behalf of the Board of Directors, we would like to thank recently retired directors James A. Faulkner and Stephen T. Williams for their service and contributions to our company. Both were instrumental in guiding us through the changing economic and regulatory landscape of the financial crisis and we have greatly benefited from their reliable judgment and commitment to our vision and mission.

Even if you plan to attend the meeting, we encourage you to vote your shares in advance by following the voting instructions provided. Every vote is important and we look forward to hearing from you.

Sincerely,

Kelly S. King	Jennifer S. Banner
Chairman and Chief Executive Officer	Independent Lead Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

BB&T CORPORATION

Date:	Time:	Place:
April 24, 2018	11:00 a.m. EDT	Benton Convention Center 301 West Fifth Street Winston-Salem, NC 27101

AGENDA

•	Election of the 14 directors named in the proxy statement, each for a one-year term expiring at the 2019 Annual Meeting of Shareholders
•	Ratification of the appointment of our independent registered public accounting firm
•	Advisory vote to approve BB&T’s executive compensation program
•	Approval of an amendment to the BB&T Corporation bylaws eliminating supermajority voting provisions
•	A shareholder proposal to decrease the percentage ownership required to call a special shareholder meeting
•	Any other business that may properly be brought before the meeting

Record Date: You can vote if you were a shareholder of record on February 14, 2018.

If you are attending the meeting, you will be asked to present your admission ticket, proof of stock ownership as of the record date, and valid photo identification, such as a driver’s license, as described in the proxy statement.

By Order of the Board of Directors,

Kelly S. King
Chairman and Chief Executive Officer

March [    ], 2018

  Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be
Held on April 24, 2018

A copy of this proxy statement is available at http://www.edocumentview.com/BBT. Also available at this website is the 2017 Annual Report, which highlights summary financial information about BB&T, and our Annual Report on Form 10-K for the year ended December 31, 2017.

Forbes ranked BB&T as the top large bank among America’s Best Large Employers for 2017. Named on the FORTUNE “World’s Most Admired Companies®” list in the superregional bank category in 2017. BB&T has been named one of the 2017 Best Banks in America by Forbes. BB&T received 24 Greenwich Excellence Awards in Small Business and Middle Market Banking from Greenwich Associates for our overall satisfaction and outstanding client service in 2017. BB&T was recognized as a ‘Contender’ in Javelin Strategy & Research’s 2017 Mobile Banking Awards in the Functionality category among the nation’s top 28 financial institutions. The U.S. Small Business Administration honored BB&T as the 2017 SBA Export Lender of the Year for large lending institutions. BB&T achieved the highest possible score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index for 2018, reflecting BB&T’s adherence to policies and practices that increase inclusion for lesbian, gay, bisexual and transgender employees. BB&T was named a 2017 Corporate Champion by the Women’s Forum of New York for having 25 percent or more women on our corporate board. BB&T is one of the top five mobile bank apps in the 2017 Global Market Intelligence Mobile Bank App ranking.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement for BB&T Corporation, which we sometimes refer to as the “Corporation” or “BB&T.” This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before you vote. Additional information regarding our 2017 performance can be found in our Annual Report on Form 10-K.

2018 Annual Meeting of Shareholders

Time and Date	Location	Record Date
April 24, 2018, at 11:00 a.m. EDT	Benton Convention Center 301 West Fifth Street Winston-Salem, NC 27101	February 14, 2018

Proposals and Voting

Shareholders will vote on the following five proposals:

Proposals	Votes Required	Board Recommendation	More Information
Election of 14 directors named in the proxy statement	Majority of votes cast for each nominee	FOR EACH NOMINEE	Page 5
Ratify the appointment of our independent registered public accounting firm	Majority of votes cast	FOR	Page 26
Advisory vote to approve BB&T’s executive compensation program	Majority of votes cast	FOR	Page 29
Approval of an amendment to the BB&T Corporation bylaws eliminating supermajority voting provisions	Two-thirds of the total number of shares outstanding	FOR	Page 63
Shareholder proposal: decrease percentage ownership required to call special meeting	Majority of votes cast	AGAINST	Page 65

How to Vote

A proxy that is signed and dated, but which does not contain voting instructions, will be voted as recommended by our Board of Directors on each proposal. In addition to voting in person at the annual meeting, shareholders may also vote the following ways:

Voting By Proxy
Voting Methods	Internet	Telephone	Mail
Shareholders of Record (shares registered via Computershare)	www.envisionreports.com/BBT	Call 1-800-652-VOTE (8683) and follow the instructions on the proxy card	Sign, date and mail your proxy card
Beneficial Owners (shares owned through your bank or brokerage account)	www.proxyvote.com	Call 1-800-454-VOTE (8683) and follow the instructions on your voting instruction form	Sign, date and mail your voting instruction form

BB&T Corporation | 2018 Proxy Statement    1

Proxy Statement Summary

Shareholder Engagement and Compensation and Governance Highlights

Shareholder engagement plays an important part in our executive compensation and corporate governance programs. These discussions with our shareholders guide many of our compensation and governance actions.

Shareholder Engagement

For the past several years, BB&T’s shareholder engagement program has developed into a robust, year-round process including outreach to shareholders, analysis of results of the annual meeting of shareholders, board deliberations and response, and re-engagement with shareholders. We listen closely to our shareholders to understand their views and address their concerns about, and support for, our executive compensation and corporate governance programs. Our shareholder engagement program encompasses a variety of initiatives, including:

•  Spring and fall telephonic meetings with our larger institutional shareholders.

•  Telephonic meetings with our largest shareholders, led by the Chair of our Compensation Committee, Nominating and Corporate Governance Committee, or our Lead Director, and also attended by members of Executive Management.

•  In-person meetings with institutional shareholder representatives as requested.

•  Regional President calls to retail shareholders.

•  Responses to shareholder correspondence.

•  Dialogue with shareholder proponents.

•  Engagement with proxy advisory services.

In keeping with our commitment to an ongoing dialogue with our shareholders, in both the spring and fall of 2017 we contacted 48 of our 50 largest shareholders, representing approximately 47% of our outstanding shares. We also met with the proxy advisory firms followed by some of our largest shareholders. During these calls, we heard the following feedback on our compensation and corporate governance programs:

•  Shareholders positively supported the recent improvements we made to our executive compensation programs, such as the addition of performance share units and elimination of stock options.

•  Shareholders supported our approach to eliminate the supermajority vote requirements in our bylaws and to retain the supermajority vote requirements in our articles of incorporation, as set forth in Proposal 4.

•  Shareholders supported an initiative permitting shareholders to call a special meeting and generally preferred a minimum ownership threshold level of greater than 10%, based on each issuer’s unique circumstances.

•  Shareholders expressed general interest in a broad range of topics pertaining to our Board of Directors, including its tenure and diversity and cybersecurity/technology expertise.

2017 Executive Compensation Program Decisions

In early 2017, the Compensation Committee made substantial enhancements to our executive compensation program. These enhancements were the result of the Committee’s comprehensive review of our executive compensation program and followed a significant shareholder outreach by the Committee to better understand and address shareholder perspectives. As outlined below, the Committee’s actions further aligned our compensation philosophy with shareholders’ interests by placing additional emphasis on pay-for-performance.

•  Added Performance Share Units to the Executive Compensation Program: We added performance share units, or PSUs, to the long-term incentive program which comprise 50% of equity awards.

•  Elimination of Stock Options: We eliminated the use of stock options.

•  Enhanced Mix of Long-Term Incentives: We adjusted the long-term incentive mix to provide for an equal mix of PSUs, LTIP awards, and restricted stock units, or RSUs, resulting in two-thirds of long-term incentives being subject to robust performance criteria and all awards being subject to a performance hurdle.

•  Total Shareholder Return as a Payment Modifier: We included Total Shareholder Return, or TSR, as a payment modifier in our long-term incentive program, which increases or decreases the LTIP award and PSU award payouts based on BB&T’s TSR performance relative to its peer group. First introduced in our 2016-2018 LTIP as a potential negative modifier, the impact, if any, will be reflected in payouts that will be disclosed as part of 2018 executive compensation.

•  Expanded Forfeiture Provisions to All Long-Term Awards: We extended our risk-based forfeiture provision to all long-term incentive awards. Awards are subject to reduction or forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome.

•  No Base Salary Increases: We made no increases in base salaries for our NEOs.

In response to these changes and enhancements, shareholders strongly approved our say-on-pay vote last year with 94% support. In addition, as described above, since the 2017 annual meeting, we contacted our largest shareholders and they continue to support the Committee’s compensation actions in 2017.

2    BB&T Corporation | 2018 Proxy Statement

Proxy Statement Summary

Corporate Governance Highlights

As with our executive compensation program, we carefully consider the feedback received during our shareholder engagement sessions and in response have enhanced our governance programs over the past several years. In particular, in 2016 we adopted a proxy access bylaw, which provided our shareholders with another way to nominate directors, and began to issue an annual corporate social responsibility report addressing environmental, social and governance matters. In addition, in 2017, we continued to evolve our corporate governance program in response to shareholder feedback by amending our bylaws to grant shareholders the right to call a special meeting and by proposing to eliminate a supermajority voting provision subject to shareholder approval. These enhancements fit well within our overall philosophy and improve an already strong corporate governance framework, aspects of which are set forth below:

•  Special Meetings: In 2017, the Board of Directors amended BB&T’s bylaws to permit shareholders owning 20% or more of our common stock to call a special meeting of shareholders.

•  Proxy Access: Our bylaws provide for proxy access that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to 25% of the Board (but at least two directors) and have those nominees appear in our proxy statement, subject to notice and other specific requirements in our bylaws.

•  Elimination of Supermajority Vote Provisions: The Board is proposing to eliminate supermajority vote requirements in our bylaws, subject to the approval of two-thirds of shares outstanding at our 2018 Annual Meeting of Shareholders.

•  Active, Independent Board of Directors: Twelve of our fourteen directors are independent, and, in the aggregate, our directors attended over 98% of the Board and committee meetings last year in addition to Board skills and training sessions and several other BB&T events. Our directors also engaged in a comprehensive training program designed to support their responsibilities as directors. See “Corporate Governance Matters—Board Skills and Training Program.”

•  Shareholder Engagement: We were named as a finalist for “Best Shareholder Engagement” by Corporate Secretary magazine at its 2017 Corporate Governance Awards.

•  Corporate Social Responsibility Report: We publish annually on our website a Corporate Social Responsibility Report, highlighting our good stewardship of the natural resources entrusted to us, our promotion of our associates’ and communities’ well-being, and our coherent corporate governance program.

•  Independent Lead Director: Our Lead Director serves an important governance function by providing strong leadership for the non-management and independent directors.

•  Comprehensive Board Training: Our Board Skills and Training Program provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board Committees

•  Stock Ownership Guidelines: By requiring our CEO to own stock equal to 6x his annual salary and directors to own stock equal to 5x their annual retainer, we effectively align their interests to those of our shareholders.

•  Pledging/Hedging of Shares: To reduce conflicts of interest, we prohibit hedging and significantly restrict pledging of our common stock by directors and Executive Management members.

•  Annual Elections and Majority Voting for Directors: All director nominees in uncontested elections must be elected by an affirmative vote of the majority of votes cast. Each of our directors is elected for a one-year term expiring at the next Annual Meeting of Shareholders.

•  Clawbacks and Executive Risk Scorecard: We make all executive awards (cash and equity) subject to recoupment and also may utilize our executive risk scorecard to reduce incentive compensation for negative risk outcomes.

BB&T Corporation | 2018 Proxy Statement    3

Proxy Statement Summary

2017 BB&T Performance and Achievements

2017 Achievements

•  2017 was a strong and profitable year with record revenues, a continued drive into new markets and a healthy return to our shareholders. Our accomplishments in 2017 continue to demonstrate the power of our vision, mission and values.

•  We continue to adapt our strategy to changing market demands, including expansion of our digital client services by adding talent and technology to meet our clients’ evolving needs and expectations.

•  Our digital banking platform, U by BB&T, continues to expand in capabilities, including integration of Zelle®, a fast, safe and easy way to send money. We ranked 3rd for mobile banking among the 15 largest U.S. banks according to the Dynatrace Mobile Banker Scorecard.

•  We increased our national lending businesses and expanded our Wealth and fee businesses.

•  We strengthened our risk management team by creating the new position of a Chief Fraud Director.

•  We successfully launched our “All we see is you” brand campaign, emphasizing our commitment to our clients, and increased our presence on social media platforms, such as Instagram and Twitter.

•  We remain committed to diversity and inclusion and were recognized as one of the Best Places to Work for LGBT equality. We were acknowledged by the Women’s Forum of New York for having a Board of Directors comprised of at least 25% women.

•  We see our communities as vital to our success and supported them in 2017 through our Lighthouse Project (80,000+ volunteer hours) and donations of $700,000 in the aftermath of Hurricanes Harvey, Irma and Maria.

•  We invested $152 million of tax reform benefits into our associates and communities, through raising the minimum hourly pay rate, providing a special one-time bonus to almost three-fourths of our associates and donating $100 million to BB&T’s philanthropic fund to support charitable organizations in our communities.

2017 Financial Highlights

$2.2 billion net income available to common shareholders	$11.5 billion taxable equivalent revenue	$50.45 Record Stock Price (2018 high as of record date: $55.70)

•  Average non-interest bearing deposits increased 7.3% year-over-year.

•  2.65% dividend yield (second highest among our peer group) and a 10% increase in our quarterly dividend during 2017.

•  117.9% total payout to shareholders in 2017.

•  Total nonperforming assets as a percentage of total assets were 0.28% at year-end, compared to the 0.50% average of our peer group and were at the lowest level since the third quarter of 2006.

•  Strong capital and liquidity ratios.

•  Credit ratings that are among the highest in our industry.

4    BB&T Corporation | 2018 Proxy Statement

Proposal 1—Election of Directors

PROPOSAL 1—ELECTION OF DIRECTORS

We are asking you to reelect each of the fourteen director nominees listed below to continue serving on our Board of Directors for a one-year term expiring at the Annual Meeting of Shareholders in 2019. Each director nominee will require the affirmative vote of the majority of votes cast to be elected.

Although our Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T common stock represented by proxies will be voted for the election of a substitute nominee, designated by the Board, or the Board may reduce the number of persons to be elected by the number of persons unable to serve.

Each of our nominees has been identified as possessing good business acumen, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Sound judgment and community leadership are also important characteristics that our Board members possess. Each nominee additionally brings to us a strong and unique background and set of skills, providing our Board with competence and experience in a wide variety of areas.

BB&T Board of Directors and Committees

The table below shows for each of our directors, their memberships in standing committees and their independence status.

	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive	Risk
Jennifer S. Bannerà
K. David Boyer, Jr.*
Anna R. Cablik
I. Patricia Henry*
Eric C. Kendrick**
Kelly S. King†
Louis B. Lynn, Ph.D.
Charles A. Patton*
Nido R. Qubein
William J. Reuter
Tollie W. Rich, Jr.*
Christine Sears
Thomas E. Skains
Thomas N. Thompson
Number of Meetings Held in 2017❖		10	7	4	2	11

†	Chairman of the Board of Directors
à	Independent Lead Director
Member
Chair
*	Serves on the Trust Committee of Branch Banking and Trust Company
**	Chairman of the Trust Committee of Branch Banking and Trust Company
❖	Does not include joint committee meetings held twice a year by the Audit, Compensation, and Risk Committees

BB&T Corporation | 2018 Proxy Statement    5

Proposal 1—Election of Directors

Director Commitment and Skills

One of our Board’s goals, which is pursued through the Nominating and Corporate Governance Committee, is to include members with diverse backgrounds, skills and characteristics that, taken as a whole, will help ensure a strong and effective governing body. In particular, our Board members have a diverse skillset that demonstrates a variety of expertise that is well suited to oversee the Corporation’s strategy and closely ties to our financial institution and the banking industry as a whole. Our Board is proud of its gender and racial diversity, with 28.5% of directors being women and 28.5% of directors being minorities. The Nominating and Corporate Governance Committee regularly reviews the skillsets and composition of our Board to determine the appropriate skills, qualifications and backgrounds to match our Corporation’s needs.

We are proud of our directors’ devotion to BB&T. Our Board invests a substantial amount of time, effort and energy in planning and executing our strategic plan, founded on our vision, mission and values. In the aggregate, our Board members attended over 98% Board and Committee meetings in 2017, in addition to Board skills and training sessions and several other BB&T related events. And while each Board member has other professional commitments, no Board member is part of more than two other publicly-traded company boards.

We believe that our Board’s commitment to BB&T and diverse skillset helps promote our vision to “Create the Best Financial Institution Possible.” The following charts show the diversity and range of skillsets our directors provide to BB&T.

DIRECTOR SKILLS
	Qualifications			Experience
	Executive Leadership	Public Company Director	Audit Committee Financial Expert(1)	Accounting	Academia	Corporate Governance and Supervision	Technology or Cyber- Security	Other Bank Director or Bank Executive Experience	Financial Services
Jennifer S. Banner
K. David Boyer, Jr.
Anna R. Cablik
I. Patricia Henry
Eric C. Kendrick
Kelly S. King
Louis B. Lynn, Ph.D.
Charles A. Patton
Nido R. Qubein
William J. Reuter
Tollie W. Rich, Jr.
Christine Sears
Thomas E. Skains
Thomas N. Thompson

(1)	Indicates those Audit Committee members who the Board has determined to be “Audit Committee Financial Experts’’ under applicable SEC rules.

6    BB&T Corporation | 2018 Proxy Statement

Proposal 1—Election of Directors

Nominees for Election as Directors for a One-Year Term Expiring in 2019

The names of the nominees for election to our Board of Directors and their principal occupations, experience, and key qualifications and skills are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

Jennifer S. Banner Knoxville, TN

Age: 58 Lead Director Tenure: • BB&T since 2003 • Branch Bank since 2013 Board Committees: • Executive • Risk Public Company Directorship: • Uniti Group

Professional Experience:

Ms. Banner has served as President and Chief Executive Officer of SchaadSource, LLC (a financial and administrative services company) since 2006, Chief Executive Officer of Schaad Companies, LLC (a diversified holding company) since 2008 and Chief Executive Officer of Schaad Family Office, LLC (a diversified holding company) since 2012.

Qualifications and Skills:

Ms. Banner brings to BB&T experience as a Chief Executive Officer and skills in public accounting, as well as financial services, corporate governance and risk management experience from her prior service on the boards of directors of First Vantage Bank and First Virginia Banks, Inc. She served for six years (2010-2015) as a director of the Federal Reserve Bank of Atlanta (Nashville Branch) where she received formal training in monetary policy, the banking system and macroeconomics. In addition, Ms. Banner has experience with community-oriented organizations, construction, real estate development, and serves as a director and chair of the audit committee of Uniti Group Inc., a real estate investment trust in the communications infrastructure space. Ms Banner also brings technology and digital transformation skills through training and research participation with MIT Center for Information Systems Research and other external sources. Ms. Banner is a frequent speaker on the role of boards in digital transformation.

K. David Boyer, Jr. Oakton, VA

Age: 66 Tenure: • BB&T since 2009 • Branch Bank since 2013 Board Committees: • Risk

Professional Experience:

Mr. Boyer has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (a business intelligence, cybersecurity, information assurance, governance and compliance firm) since 2004. Mr. Boyer also has served as a director of Virginia Community Development Corporation (a tax credit fund manager supporting economic development in Richmond) since 2009 and as a Treasury Board Member for the Commonwealth of Virginia from 2002-2014. Mr. Boyer is also an NACD Board Leadership Fellow and a member of the Presidential Counselors for Pennsylvania State University.

Qualifications and Skills:

Prior to his election to the BB&T Board, Mr. Boyer served for over 11 years on Branch Bank’s local advisory board in Washington, D.C. This experience provided Mr. Boyer with a thorough understanding of BB&T’s banking organization, governance structure and its values and culture. Mr. Boyer has extensive experience with risk management, accounting and finance, as well as information technology services, information management, cybersecurity and anti-terrorism assistance services, and brings related skills to the BB&T Board.

BB&T Corporation | 2018 Proxy Statement    7

Proposal 1—Election of Directors

Anna R. Cablik Marietta, GA

Age: 65 Tenure: • BB&T since 2004 • Branch Bank since 2013 Board Committees: • Compensation • Executive • Nominating and Corporate Governance (Chair)

Professional Experience:

Ms. Cablik has served as the President of Anasteel & Supply Company, LLC (a reinforcing steel fabricator) since 1994 and as President of Anatek, Inc. (a general contractor) since 1982.

Qualifications and Skills:

Ms. Cablik brings entrepreneurial and business-building skills and experience to BB&T, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and governance experience to the BB&T Board. Her prior service on the Board of Directors of Georgia Power Company provides her a broad understanding of corporate governance matters pertaining to public companies. Additionally, as the owner and operator of a company, Ms. Cablik has over 30 years of experience overseeing the preparation of financial statements and the review of accounting matters.

I. Patricia Henry Stone Mountain, GA

Age: 70 Tenure: • BB&T since 2013 • Branch Bank since 1999 Board Committees: • Audit

Professional Experience:

Ms. Henry is currently retired and previously was the Director of Strategic Projects for Miller Brewing from 2005 to 2008.

Qualifications and Skills:

Ms. Henry brings extensive risk management, strategic planning and organizational development experience and skills to the BB&T Board. At Miller Brewing, Ms. Henry became the first woman to hold a lead management position at a major U.S. brewery when she was named Plant Manager of the Eden, North Carolina facility in 1995. In addition, Ms. Henry’s operational business background allows her to bring the perspective of a commercial client into BB&T’s boardroom. Her institutional knowledge and longstanding Branch Bank board service further qualify her to serve as a member of the BB&T Board.

8    BB&T Corporation | 2018 Proxy Statement

Proposal 1—Election of Directors

Eric C. Kendrick Arlington, VA

Age: 71 Tenure: • BB&T since 2013 • Branch Bank since 2003 Board Committees: • Compensation • Nominating and Corporate Governance

Professional Experience:

Mr. Kendrick has served as the President of Mereck Associates, Inc. (a real estate management and development firm) since 1989. He is also President of Old Dominion Warehouse Corporation (a warehouse leasing and development firm) since 1991, President of Upton Corporation (a commercial property development company) since 1991, and President of Murteck Construction Company, Inc. (a general contractor) since 1991.

Qualifications and Skills:

Mr. Kendrick brings to BB&T significant financial services industry experience and corporate governance perspective from his service on the boards of First Virginia Banks, Inc., where he served as a director from 1986 until it merged with BB&T in 2003, and Branch Bank, where he has served as director since 2003. As a successful executive, Mr. Kendrick also brings to the BB&T Board a high level of business acumen, as well as significant experience and valuable perspective from the construction and real estate development industries.

Kelly S. King Winston-Salem, NC

Age: 69 Tenure: • BB&T since 2008 • Branch Bank since 1995 Board Committees: • Executive • Risk

Professional Experience:

Mr. King has served as Chairman of BB&T since 2010; Chief Executive Officer of BB&T and Chairman and Chief Executive Officer of Branch Bank since 2009; and Chief Operating Officer of BB&T and Branch Bank from 2004-2008.

Qualifications and Skills:

Mr. King has forged a lifetime of leadership experience with BB&T, devoting 36 of his 45 years of service to BB&T as a member of Executive Management. He has assumed leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King is credited with leading BB&T to continued profitability and financial stability through the economic downturn beginning in 2008. His unwavering commitment to the company’s vision, mission and values has led to a nationally recognized associate volunteer program, called the Lighthouse Project. Since 2009, the Lighthouse Project completed more than 10,000 projects for the communities we serve.

Mr. King served as the Fifth District representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System from 2013 through 2016, and served as President of the Federal Advisory Council in 2016. He currently serves on the Board of Directors of The Financial Services Roundtable and on the Supervisory Board of The Clearing House. He previously served on the Board of the Federal Reserve Bank of Richmond from 2009 to 2011. Mr. King also has served as Chairman of the North Carolina Bankers Association board and as Vice Chairman of the American Bankers Council.

Mr. King was named the Banker of the Year for 2015 by American Banker magazine. His leadership steered the successful completion of our 2015 acquisition of Susquehanna Bancshares—a transaction that was named M&A Deal of the Year (Over $1B to $5B) by The M&A Advisor. Mr. King was named by SNL Financial as one of its “Most Influential” in banking in 2015 & 2014. In 2011, he was ranked #3 “Best CEO” by sell-side analysts in a study by Institutional Investor magazine. Since 2009, BB&T has led all U.S. banks in total awards for small business and middle market banking by Greenwich Associates. BB&T was named one of the “2017 Best Banks in America” by Forbes, and one of the “World’s Most Admired Companies” by Fortune, ranking #4 among superregional banks.

BB&T Corporation | 2018 Proxy Statement    9

Proposal 1—Election of Directors

Louis B. Lynn, Ph.D. Columbia, SC

Age: 69 Tenure: • BB&T since 2013 • Branch Bank since 2006 Board Committees: • Compensation • Nominating and Corporate Governance

Professional Experience:

Dr. Lynn has served as the President and Chief Executive Officer of ENVIRO AgScience, Inc. (a defense contractor and provider of construction, construction management, and landscape and design services) since founding the firm in 1985.

Qualifications and Skills:

Dr. Lynn possesses valuable oversight skills and governance experience gained in serving as the top executive of ENVIRO AgScience. He also brings to the BB&T Board government and private sector design and construction experience of sustainable energy efficient facilities. Dr. Lynn has served as a member of the Clemson University Board of Trustees since 1988. He is also an Adjunct Professor of Horticulture at Clemson University and has been a member of a number of national and state boards related to agriculture, higher education and business leadership. His familiarity with modern agriculture science and agribusiness imparts an important perspective to the Board, as does his service in the field of higher education.

Charles A. Patton Hopewell, VA

Age: 61 Tenure: • BB&T since 2013 • Branch Bank since 1998 Board Committees: • Audit (Chair) • Executive

Professional Experience:

Mr. Patton has served as a consultant and manager of Patton Holdings, LLC (a real estate holding company) since 2007 and manager of PATCO Investments, LLC (emphasizing specialty lending and equity participations) since 1998.

Qualifications and Skills:

Over the course of his extensive career in the financial services industry, Mr. Patton has served in a variety of leadership positions, including as the President and Chief Executive Officer of Virginia First Savings Bank. As the top executive of Virginia First, he gained leadership, oversight and risk management skills, as well as financial industry and banking operations expertise, which are valuable as a BB&T director. Mr. Patton qualifies as an “audit committee financial expert” under SEC guidelines. His service on the Branch Bank board has provided him with significant institutional knowledge about BB&T, and considerable corporate governance expertise. Mr. Patton also is a leader in his community, holding leadership positions in a variety of social and civic organizations in the Richmond, Virginia area. He is a director and Vice-Chairman of the Richard Bland College Foundation, Inc. and Chairman of the Audit and Finance Committees.

10    BB&T Corporation | 2018 Proxy Statement

Proposal 1—Election of Directors

Nido R. Qubein High Point, NC

Age: 69 Tenure: • BB&T since 1990 • Branch Bank since 2013 Board Committees: • Executive • Risk Public Company Directorship: • La-Z-Boy Incorporated

Professional Experience:

Dr. Qubein has been a BB&T director since 1990 and a Branch Bank director since 2013. He has served as President of High Point University since 2005 where he transformed the institution from a small college to a thriving university. He is also Executive Chairman of Great Harvest Bread Company (a whole grain bread bakery franchising company) since 2001.

Qualifications and Skills:

Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the country on how to position their enterprises and create successful leadership programs. He is a business coach to CEOs and top executives. During his tenure on the BB&T Board, he has provided key leadership and made important contributions to the development and successful execution of BB&T’s strategy to be the “Best of the Best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to BB&T. He has been recognized nationally for his entrepreneurial and professional achievements including his induction in three halls of fame, receiving the University of Delaware’s Siegfried Entrepreneurship Award, and membership in the Horatio Alger Association for Distinguished Americans with such notable leaders like Starbuck’s Howard Schultz and General Colin Powell.

William J. Reuter Lititz, PA

Age: 68 Tenure: • BB&T since 2015 • Branch Bank since 2015 Board Committees: • Executive • Risk (Chair)

Professional Experience:

Mr. Reuter is the retired Chairman and Chief Executive Officer of Susquehanna Bancshares, Inc., having served as Chief Executive Officer and Chairman from 2001 and 2002, respectively, until the merger of the company with BB&T Corporation. He was also Chairman of the Board of its banking subsidiary, Susquehanna Bank, as well as the following subsidiaries: Boston Service Company, Inc. (d/b/a Hann Financial Service Corp.), Valley Forge Asset Management, LLC, The Addis Group, LLC; Stratton Management Company and Semper Trust Company.

Qualifications and Skills:

Mr. Reuter brings extensive experience in the financial services industry, beginning his career with Susquehanna in 1973, when he joined one of its predecessor banks in Maryland. He has more than 40 years in leadership roles within the banking industry. Mr. Reuter’s experience as the CEO and Chairman of a large, publicly traded financial services organization and his risk management expertise qualify him to serve as a member of our Board. He joined our Board in August 2015 as a part of the Susquehanna merger. Mr. Reuter has held leadership roles in numerous community organizations throughout his career, including serving as campaign chairman for United Way campaigns in both Hagerstown, MD, and Lancaster, PA.

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Proposal 1—Election of Directors

Tollie W. Rich, Jr. Cape Coral, FL

Age: 68 Tenure: • BB&T since 2013 • Branch Bank since 2007 Board Committees: • Audit

Professional Experience:

Mr. Rich retired in 2000 as a senior banking executive at Branch Bank. Prior to that, his banking career spanned over 30 years, culminating with his service as the Executive Vice President, Chief Operating Officer and a director of Life Savings Bank, FSB, which merged with Branch Bank in 1998.

Qualifications and Skills:

Mr. Rich brings valuable perspective to the BB&T Board by combining financial industry leadership and expertise with significant corporate governance and supervisory experience. His extensive career in the financial services industry affords a deep understanding of operations and management, while his tenure on the Branch Bank board provides experience on corporate governance matters. Mr. Rich has a longstanding involvement with charitable and community organizations and presently utilizes his leadership skills on various civic and business activities.

Christine Sears Harrisburg, PA

Age: 62 Tenure: • BB&T since 2015 • Branch Bank since 2015 Board Committees: • Audit

Professional Experience:

Ms. Sears has served as the President and Chief Executive Officer of Penn National Insurance since January 1, 2015. Prior to being appointed Penn National’s President and Chief Executive Officer, Ms. Sears served as Penn National’s Executive Vice President and Chief Operating Officer since 2010 after serving as Penn National’s Chief Financial Officer from 1999 to 2010.

Qualifications and Skills:

Ms. Sears joined Penn National in 1980 as a financial analyst and held various positions of increasing leadership in the company prior to being named the President and Chief Executive Officer. Her deep understanding of the insurance industry is very valuable to our Board of Directors as BB&T’s insurance operations are our largest source of non-interest income. Ms. Sears joined our Board in August 2015 as a part of the Susquehanna merger. Ms. Sears qualifies as an “audit committee financial expert” under SEC guidelines.

Ms. Sears is a Certified Public Accountant, holds the Chartered Property Casualty Underwriter designation from the Institute for Chartered Property Casualty Underwriters, and has completed the Insurance Executive Development Course at the University of Pennsylvania’s Wharton School of Business.

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Proposal 1—Election of Directors

Thomas E. Skains Charlotte, NC

Age: 61 Tenure: • BB&T since 2009 • Branch Bank since 2013 Board Committees: • Executive (Chair) • Risk Public Company Directorship: • Duke Energy Corporation • National Fuel Gas Company

Professional Experience:

Mr. Skains served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. from 2003 until its acquisition in October 2016 by Duke Energy Corporation.

Qualifications and Skills:

Mr. Skains brings extensive leadership and strategic planning experience to BB&T through his experience leading a major natural gas utility in the Southeast. Mr. Skains also brings a wealth of corporate governance and risk management expertise gained through his former role as the Chairman, President and Chief Executive Officer of Piedmont Natural Gas, a publicly traded corporation, and as a director of Duke Energy Corporation and National Fuel Gas Company, both publicly traded companies. His experience in the highly regulated natural gas industry is especially valuable given the high degree of regulation that currently exists in the financial services industry. Mr. Skains has served on a wide variety of boards for prominent civic and business associations, providing him with extensive community relations experience.

Thomas N. Thompson Owensboro, KY

Age: 69 Tenure: • BB&T since 2008 • Branch Bank since 2013 Board Committees: • Compensation (Chair) • Executive • Nominating and Corporate Governance

Professional Experience:

Mr. Thompson has served as President of Thompson Homes, Inc. (a home builder) since 1978 and served as a member of the Kentucky House of Representatives from 2003-2016.

Qualifications and Skills:

As a former member of the Kentucky legislature, including serving as the Chairman of the House Banking and Insurance Committee, Mr. Thompson provides BB&T with a unique perspective on risk management and the regulation of the financial services industry. He has valuable experience in the banking industry, having served as a director of AREA Bancshares, which was acquired by BB&T in 2002. Mr. Thompson also brings governance and community service skills and experience to the BB&T Board, having served as a director of various educational and community organizations.

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Corporate Governance Matters

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews BB&T’s corporate governance program to ensure that we follow best practices and meet or exceed the requirements of applicable laws, regulations and rules. Our ultimate purpose is to create a strong, sound, and profitable financial services company with long-term, sustainable growth and value for our shareholders.

Key Corporate Governance Documents—Please visit our website at www.bbt.investorroom.com under the “Corporate Governance” and “Corporate Social Responsibility” links to view the following documents:

•  Corporate Governance Guidelines

•  Board Committees and Written Charters for each of our Standing Committees

•  Codes of Ethics

•  Statement of Political Activity

•  Accounting, Securities and Legal Violations Policy

•  Corporate Social Responsibility Report

Shareholders may also request a copy of any of these documents by contacting our Corporate Secretary at: BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, Board responsibilities, role of the independent Lead Director, retirement, meetings of non-management directors, and director compensation.

Director Independence

In determining director independence, our Board considers the New York Stock Exchange’s (“NYSE”) bright-line independence criteria. Consistent with NYSE rules, our Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with BB&T, including the potential for conflicts of interest, when determining director independence. To assist it in making independence determinations, our Board of Directors has adopted categorical standards which are contained in our Corporate Governance Guidelines. These director independence standards reflect, among other items, the NYSE independence requirements and other applicable laws and regulations related to director independence, and address certain relationships that the Board has determined do not affect a director’s independence.

The Nominating and Corporate Governance Committee assists the Board by annually evaluating the independence of each prospective and incumbent director using the foregoing standards and such other factors as the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence of each such person. As a part of this evaluation process, the Nominating and Corporate Governance Committee considers each director’s occupation, other publicly held company directorships, personal and affiliate transactions with BB&T and its subsidiaries, certain charitable contributions, relationships considered in accordance with our Related Person Transactions Policy, and other relevant direct and indirect relationships that may affect independence. Banking relationships with BB&T or any of its subsidiaries (including deposit, investment, lending and fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as otherwise available to nonaffiliated customers for comparable transactions are not considered material in determining independence.

After duly considering all such information, our Board of Directors has affirmatively determined that of the fourteen members of the Board, the following twelve directors have no disqualifying material relationships with BB&T or its subsidiaries and are independent: Messrs. Boyer, Kendrick, Lynn, Patton, Reuter, Rich, Skains and Thompson, and Mmes. Banner, Cablik, Henry and Sears. The following two directors were deemed not independent due to certain disqualifying relationships with BB&T: Messrs. King and Qubein. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE and our Corporate Governance Guidelines.

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Corporate Governance Matters

Board Size

Our Board currently consists of fourteen directors. While the Board annually evaluates its size and structure, we believe the Board’s current size provides us with certain advantages. Over the last several years, financial institutions have faced increased regulatory and economic pressure. This has led to additional demands resulting in a greater time commitment on the part of our directors and executive officers. In response, we have expanded the size of our Board committees and increased the responsibilities of each committee. The size of our Board is an advantage when assigning an appropriate number of members to each committee in order to properly analyze and respond to increasingly complex developments, whether regulatory, economic, or otherwise. The diversity of viewpoints on each committee also allows for more effective challenge to proposals from management and directors. In addition, the number of independent directors aids in maintaining the requisite independence standards of the Audit, Compensation, and Nominating and Corporate Governance Committees. The Board believes that its current size and structure is appropriate to effectively represent the interests of our shareholders.

Strategic Direction and Planning

One of the Board’s most important and vital functions is to provide oversight, guidance and direction as to BB&T’s long-term strategy. Accordingly, in the first quarter of each year, management provides to the Board a detailed report on our strategic plan, goals and initiatives for the upcoming year and beyond. The process includes an independent risk assessment to ensure all strategic activities are consistent with the Board-approved risk appetite parameters. Before it is approved, the Board engages in thorough and detailed discussions and deliberations over the strategic plan. The plan also includes reporting on management’s success in executing on the prior year’s strategic plan to ensure accountability.

Board Leadership Structure

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Our Board of Directors is led by the Chairman. Under our bylaws, the Chairman is elected by the Board and presides over each Board meeting and performs such other duties as may be incident to the office of Chairman. Our bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. BB&T’s Chairman and Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive Committee and the Risk Committee. Our Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

It is the Board’s current belief that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and our shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages to us:

•	our Chief Executive Officer is the director most familiar with our business and industry and is best situated to lead discussions on important matters affecting the business of BB&T;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes both the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board.

INDEPENDENT LEAD DIRECTOR

Jennifer S. Banner serves as the Board’s Lead Director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in ensuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term and may serve for one subsequent one-year term at the discretion of the Board. Our Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors.

Standing Board Committees, Membership and Attendance and Lead Director Responsibilities

Under our Corporate Governance Guidelines, directors are expected to attend all Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each director is required to be sufficiently familiar with the business of BB&T, including our strategy, financial statements, capital structure, business risks and competition, to facilitate active and

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effective participation in such meetings. During 2017, the full Board of Directors held ten meetings. Each of the directors attended more than 75% of the aggregate meetings of our Board and the committees on which they served in 2017. All of our directors attended the Annual Meeting of Shareholders in 2017.

It is anticipated that the Board standing committees will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for us to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. With respect to each standing committee, the current members, the principal functions and the number of meetings held in 2017 are shown below. Also shown below are the responsibilities of our Lead Director.

Independent Lead Director

Jennifer S. Banner

•  Assists the Chairman and the remainder of the Board in ensuring effective governance in overseeing the direction and management of BB&T.

•  Organizes and sets the agenda and presides over executive sessions, which occur at least three times per year.

•  Presides at all Board meetings at which the Chairman is not present (including executive sessions).

•  Takes responsibility for feedback to/engagement with the Chief Executive Officer on executive sessions.

•  Suggests matters and issues for inclusion on the Board agenda.

•  Works with the Chairman and Committee Chairs to ensure that there is sufficient time for discussion of all agenda items.

•  Facilitates teamwork and communication among the independent directors and the Chairman.

•  Reviews the Board, Committees and individual Director self-assessment questionnaires.

•  Participates in our shareholder engagement program.

Audit Committee

Charles A. Patton Chair

Committee Members:

I. Patricia Henry, Tollie W. Rich, Jr., Christine Sears

•  Assists the Board in its oversight of the integrity of our financial statements and disclosures.

•  Assists in oversight of BB&T’s internal control processes.

•  Monitors financial risks and exposures and reviews with management and the auditors the steps management has taken to monitor, minimize or control such risks or exposures.

•  Responsible for the appointment, compensation, retention and oversight of the work of the independent external auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•  Evaluates the qualifications, performance and independence of, the independent registered public accounting firm.

•  Oversees BB&T’s internal audit function and receives regular reports from the general auditor.

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Compensation Committee

Thomas N. Thompson Chair

Committee Members:

Anna R. Cablik, Eric C. Kendrick, Louis B. Lynn

•  Manages the duties of the Board related to executive compensation.

•  Reviews and approves BB&T’s compensation philosophy and practices.

•  Determines the compensation of the CEO and the other members of Executive Management.

•  Recommends compensation and benefits for directors.

•  Engages an independent compensation consultant to make recommendations relating to overall compensation philosophy, the peer group to be used for external comparison purposes, short-term and long-term incentive compensation plans, and related compensation matters.

•  Oversees risk management with respect to the design and administration of material incentive compensation arrangements.

•  Responsible for oversight and review of our compensation and benefit plans, including administering our executive compensation programs.

•  Participates in our shareholder engagement program.

Executive Committee

Thomas E. Skains Chair

Committee Members:

Jennifer S. Banner, Anna R. Cablik, Kelly S. King, Charles A. Patton, Nido R. Qubein, William J. Reuter, Thomas N. Thompson

•  Authorized to exercise all powers and authority of the Board in management of the business and affairs of the Corporation between Board meetings.

Nominating and Corporate Governance Committee

Anna R. Cablik Chair

Committee Members:

Eric C. Kendrick, Louis B. Lynn, Thomas N. Thompson

•  Reviews and recommends the composition and structure of the Board and its Committees and evaluates the qualifications and independence of members of the Board on a periodic basis.

•  Considers the performance of incumbent directors in determining nominations for re-election.

•  Identifies and reviews qualified candidates for election as directors.

•  Administers BB&T’s Related Person Transactions Policy.

•  Oversees annual self-assessments for Board members.

•  Oversees Board Committee composition and Executive Management succession planning processes.

•  Reviews and monitors compliance with BB&T’s Codes of Ethics.

•  Oversees management’s integration of BB&T’s values and culture with its strategy and objectives.

•  Participates in our shareholder engagement program.

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Risk Committee

William J. Reuter Chair

Committee Members:

Jennifer S. Banner, K. David Boyer, Jr., Kelly S. King, Nido R. Qubein, Thomas E. Skains

•  Reviews processes for identifying, assessing, monitoring and managing compliance, credit, liquidity, market, operational (including information technology and client information risks), reputational and strategic risks.

•  Assesses the adequacy of BB&T’s risk management policies and procedures.

•  Receives periodic reports on our risks, approves BB&T’s risk management framework and periodically reviews and evaluates the adequacy and effectiveness of the risk management framework.

•  Discusses with management, including the Chief Risk Officer, our major risk exposures and reviews the steps management has taken to identify, monitor and control such exposures.

•  Approves statements defining BB&T’s risk appetite, monitors our risk profile and provides input to management regarding our risk appetite and risk profile.

•  Oversees management’s implementation and management of, and conformance with, BB&T’s significant risk management policies, procedures, limits and tolerances.

Shareholder Engagement Program

For the past several years, BB&T’s shareholder engagement program has developed into a robust, year-round process including outreach to shareholders, analysis of results of the annual meeting of shareholders, board deliberations and response, and re-engagement with shareholders. We listen closely to our shareholders so as to understand their views and address their concerns about, and support for, our executive compensation and corporate governance programs. Our shareholder engagement program encompasses a variety of initiatives and is summarized below:

The goals of our shareholder engagement program include, but are not limited to:

•	Obtaining shareholder insight into our corporate governance, executive compensation, and other policies and practices, including shareholder perspectives and priorities;

•	Communicating Board and management actions in response to shareholder feedback;

•	Discussing current trends in corporate governance and executive compensation matters; and

•	Providing insight into our current practices and enhancing communication with our largest shareholders.

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Corporate Governance Matters

We believe that our shareholder engagement program allows Executive Management and the Board to gather information about investor views and priorities and make educated and deliberate decisions that are balanced and appropriate for our diverse shareholder base and that are in the best interests of BB&T.

In both the spring and fall of 2017, we contacted 48 of our 50 largest shareholders representing approximately 47% of our outstanding shares. During our spring engagement, representatives of BB&T, including the Chair of our Compensation Committee, sought shareholder reaction to the significant changes made to our executive compensation program in 2016 and 2017, and to the shareholder sponsored proposal to eliminate supermajority voting provisions in our governing documents. Shareholders positively supported the executive compensation improvements we made, such as the addition of PSUs and elimination of stock options, and thereafter, at the 2017 annual meeting, shareholders strongly approved our say-on-pay vote with 94% support.

During our fall engagement, representatives of BB&T, including the Chair of our Nominating and Corporate Governance Committee, discussed with our shareholders corporate governance and executive compensation issues of interest to them. Specifically, we sought feedback on the Board’s proposal to eliminate the supermajority vote requirement in the bylaws, and to retain the supermajority vote requirements in the articles of incorporation. Shareholders supported this approach as set forth in Proposal 4. In addition, we solicited our shareholders’ feedback on the right to call a special meeting, including the appropriate share ownership threshold for exercise of that right. Shareholders supported this special meeting right and in general preferred a minimum ownership threshold level of greater than 10%, based on each issuer’s unique circumstances. Finally, shareholders contacted during our engagement efforts universally supported our executive compensation program.

GOVERNANCE AND COMPENSATION PROGRAM ENHANCEMENTS

Our continued engagement has led to several changes to our governance and compensation practices over the past several years. In particular, in response to feedback from some of our shareholders, we:

•	amended our bylaws to provide for proxy access;

•	published a Corporate Social Responsibility report on our website in response to shareholder requests for insight into our efforts in this area;

•	increased our CEO stock ownership requirement from 5x to 6x base salary; and

•	amended our bylaws to provide shareholders owning 20% or more of our outstanding common stock the right to call a special meeting of shareholders.

In addition, as further described in the Compensation Discussion and Analysis section, our engagement efforts have prompted several enhancements to our executive compensation program in 2017, including:

•	the use of PSUs;

•	the elimination of stock options; and

•	the use of a TSR modifier for our LTIP awards.

BB&T’s Culture

We are very proud of our culture at BB&T, which has been deliberately developed and consistently articulated for more than 40 years. In a rapidly changing and unpredictable world, we believe individuals and organizations need a clear set of fundamental principles to guide their actions. At BB&T, we know our business will, and should, experience constant change. Change is necessary for progress. In any context, our vision, mission and values, are unchanging because these principles are based on basic truths.

We are a mission-driven organization with a clearly defined set of values. We encourage our employees, who we commonly refer to as associates, to have a strong sense of purpose, a high level of self-esteem and the capacity to think clearly and logically. We believe a competitive advantage is largely in the minds of our associates and their capacity to turn rational ideas into actions help us accomplish of our mission: To make the world a better place to live, by:

•	Helping our clients achieve economic success and financial security;

•	Creating a place where our associates can learn, grow and be fulfilled in their work;

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•	Making the communities in which we work better places to be; and

•	Thereby optimizing the long-term return to our shareholders, while providing a safe and sound investment.

We realize our vision—“to create the best financial institution possible”—by meeting our responsibilities to our clients, associates, shareholders and communities. Our 10 values represent our overarching beliefs. Our values are consistent with one another and integrated into a sound framework of character, judgment, success and happiness. Our focus on values grows from a belief that ideas matter and that an individual’s character is of critical significance.

Our Board oversees Executive Management’s continual reinforcement of BB&T’s culture through a quarterly video, annual regional in-person visits and other internal communication channels.

BB&T Values

Ethics at BB&T

Ethics matter at BB&T. We believe the ultimate success of BB&T is directly related to the extent that each one of our associates lives and works every day by adhering to our BB&T values. We are keenly focused on always doing what is right in all interactions with our stakeholders—our clients, associates, senior leaders, directors, communities and shareholders. We also value and respect the opinions and insights of associates at all levels throughout the organization. Accordingly, we encourage associates to raise concerns with their managers, and we also provide other channels such as regional associate relations managers, a BB&T Ethics Hotline and our “Raise a Concern” web reporting form. Our Chief Ethics Officer provides reports to the Board of Directors and our Nominating and Corporate Governance Committee, and underscores our commitment to sound ethical practices.

We maintain three separate Board-approved Codes of Ethics that apply to our associates, senior financial officers and Directors. These Codes govern our corporate conduct, and each Code is specifically tailored to recognize the importance of each of these groups in maintaining a strong culture based on our values and adherence to ethical business practices. Any future waivers or substantive amendments of the Codes of Ethics applicable to our Directors and certain of our executive officers will be disclosed on our website.

SALES PRACTICES

A key tenant of BB&T’s Mission statement is to help our clients achieve economic success and financial security. Our culture and sales practices are consistent with this philosophy. BB&T Corporation’s risk culture heavily influences the design and emphasis of the sales management programs. Therefore, BB&T Corporation’s compensation and incentive programs are based on balanced performance, with appropriate controls. Sales leaders are held accountable for setting this tone from the top and championing appropriate sales behaviors and associates are held accountable for executing their daily responsibilities in accordance with BB&T’s Code of Ethics.

Corporate Social Responsibility Report

We understand it is important to our shareholders that we conduct our mission in a sustainable manner, promote positive social efforts, and implement transparent governance practices. In 2016, BB&T was a winner of the Financial Services Roundtable award for Corporate Social Responsibility Leadership. This award emphasizes the positive impact of companies in areas of financial education, support of social causes, products that assist the underserved, and protecting the environment.

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We’ve shown our commitment to these causes through programs such as the following:

Environmental	Education and Training	Community Service

•  Bank-wide conservation initiatives, including reducing the volume of paper used, purchasing recycled paper and environmentally-friendly cleaning products and recycling nearly 18 million tons of paper annually, helping to preserve more than 156,000 trees and 13.5 million pounds of CO2.

•  We are an advocate for the environment and sustainable design in new building construction, utilizing recycled content and energy efficient appliances.

•  We launched a multi-year, enterprise-wide conservation effort that is expected to reduce electricity consumption at our retail branches by over 20%.

•  The BB&T Leadership Institute provides organizations with a leadership development partner that helps create dynamic and effective leaders, increase employee retention and improve the bottom line.

•  Through the BB&T Financial Foundations program, we provide financial literacy programs to high school and college students, and adults within our footprint.

•  Our associates are provided comprehensive educational opportunities through BB&T University and BB&T Banking School at Wake Forest University.

•  Training magazine recognized BB&T as one of the world’s Top 125 Organizations for Excellent Training in 2017, marking the 16th consecutive year BB&T has received this coveted recognition.

•  Through the BB&T Lighthouse Project, our associates provide hands-on support for local projects and worthy causes that benefit our communities. Since 2009, we have completed more than 10,000 community service projects and contributed more than 500,000 volunteer hours to local charities (helping 15 million people).

•  Through our homeless outreach program, we support emergency housing, with the goal of providing long-term housing solutions. Our initiative also supports education and training for displaced families in our communities.

•  Donated $100 million to BB&T’s philanthropic fund to support charitable organizations in our communities.

Our full Corporate Social Responsibility Report is on our website. This publication highlights our endeavors to act as good stewards of the natural resources entrusted to us and to promote the well-being of our associates and communities.

Nominating and Corporate Governance Committee Director Nominations

The Nominating and Corporate Governance Committee is responsible for selecting as director candidates individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of BB&T and its shareholders.

A director candidate is nominated to stand for election based on his or her professional experience, strategic insights, recognized achievement in his or her respective field, an ability to contribute to our business, his or her experience in risk management, and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. A director must be “financially literate,” as defined by the Board, and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors will be taken into consideration to ensure that the overall composition of our Board is appropriate, such as occupational and geographic diversity and age. An important goal of the Board is to include members with diverse backgrounds, skills, and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Corporate Governance Committee annually assesses these factors in the director selection and nomination process.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee considers candidates submitted by directors and shareholders, subject to the requirements set forth below, and it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be evaluated by the Nominating and Corporate Governance Committee using the Board membership criteria described above. The Committee then reports to the Board its recommendations concerning each director nominee. The Board considers the Nominating and Corporate Governance Committee’s recommendations and selects director nominees to be submitted by BB&T to shareholders for approval at the next annual meeting of shareholders.

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee also will consider qualified director nominees recommended in writing by shareholders when such recommendations are submitted with

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the information set forth in Article II, Section 10 of the Corporation’s bylaws and policies regarding director nominations. The written notice must include the following information:

•	the nominee’s full name, age and residential address;

•	the principal occupation(s) of the nominee during the past five years;

•	the nominee’s previous and/or current memberships on all public company boards of directors and the amount of all BB&T securities beneficially owned;

•	any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of BB&T;

•	any bankruptcy filings, criminal convictions, civil actions, actions by the Securities and Exchange Commission (“SEC”) or other regulatory agency or any violation of Federal or State securities law by and against the nominee or any affiliate of the nominee; and

•	a signed statement by the nominee consenting to serve as a director if elected.

The written notice also must be submitted in accordance with the general procedures for shareholder nominations (including deadlines for the notice to be received by the Corporate Secretary), which are summarized under the caption “Voting and Other Information-Proposals for 2019 Annual Meeting of Shareholders” below. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration.

Majority Voting and Director Resignation Policy

Our articles of incorporation require each director to be elected by the majority of the votes cast at a meeting of shareholders. Under our Director Resignation Policy, any director nominee who receives a greater number of votes “withhold” than votes “for” such election shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Committee’s recommendation within 130 days following certification of the shareholder vote and will publicly disclose its decision within this 130-day timeframe. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. If a director’s resignation is not accepted, the director will continue to serve for the remainder of his or her term.

Currently, pursuant to North Carolina law and our bylaws, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified or until his or her earlier resignation or removal. Our current Director Resignation Policy addresses this “holdover” issue by requiring any director who does not receive the requisite affirmative majority of the votes cast for his or her re-election to tender his or her resignation to the Board.

Board Skills and Training Program

Our Board Skills and Training Program provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board Committees. The courses are provided by both in-house experts and outside consultants on a wide range of topics to enhance the directors’ knowledge in areas important in carrying out their responsibilities as directors. Courses of general application are offered to the full Board while others are tailored to the specific requirements of the various Board Committees. The directors’ participation is considered by the Nominating and Corporate Governance Committee in its annual evaluation of their performance.

Newly elected directors undergo an extensive Board and Committee orientation process. We view the Board and Committee orientation process as a means to impart substantive knowledge, and also to further our directors’ understanding of our culture and the Board’s role in determining the Corporation’s culture and overseeing management’s assurance of corporate integrity. Our Chief Corporate Governance Officer facilitates a detailed Board orientation session. These sessions review the Corporation’s culture, including Codes of Ethics founded on our vision, mission and values, strategic objectives and planning, risk management matters, and our corporate governance program. Additional topics included in the orientation session include the Corporation’s business structure, including regulatory oversight, laws governing directors’ duties and conduct, securities law policies, and liability insurance coverage. Sessions to integrate the new director into the team structure of the Board are also provided. Additionally, new directors and rotating directors each attend an orientation of the Committee(s) on which they serve which cover in detail the operation and duties of the relevant Committee as well as their substantive business.

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Corporate Governance Matters

Board Refreshment and Succession Planning

We also have a strong record of Board refreshment, which is integral to effective governance. We believe that it is important to a board’s oversight role to have an appropriate balance between experienced directors and nominees who can provide new viewpoints. We greatly value the insight of our longer tenured directors, given their detailed understanding of BB&T’s business and the banking industry. We do recognize, however, the ongoing need to consider new director candidates. Since 2013, nine independent directors have joined the BB&T Board, each bringing a unique set of skills and experience. In addition, during that time seven directors have retired from the Board either voluntarily or as a result of our mandatory age limit. This director refreshment has brought to the Board new capabilities and new perspectives. Over the next several years, we expect continued Board turnover, as our bylaws require directors to retire at the end of the year in which they turn 72 years of age, although a director may voluntarily elect to retire earlier. The average age of our director nominees is 66 years, and we currently have two director nominees who are at least 70 years old. The Board will continue to engage in regular discussion of upcoming vacancies and potential candidates in keeping with its governance responsibilities.

The Board also encourages refreshment at the Committee level and annually considers Committee changes. In 2018, for example, new Committee Chairs include Charles A. Patton (Audit) and William Reuter (Risk). In addition, new members of our Executive Committee include Anna R. Cablik, William J. Reuter and Thomas N. Thompson, and new members of the Bank’s Trust Committee include K. David Boyer, Jr. and Charles A. Patton. Furthermore, Jennifer S. Banner, our independent Lead Director, is expected to complete her final year in this role at the end of 2018.

Management Succession Planning

Management succession planning is a priority of the Board of Directors. Our Corporate Governance Guidelines provide that the Board of Directors is responsible for ensuring that we have developed an Executive Management succession plan, including procedures for Chief Executive Officer selection in the event of an emergency or the retirement of the CEO. This plan is reviewed and evaluated by the Board at least annually. The Lead Director facilitates the Board’s review and evaluation of our Executive Management succession plan. As part of the plan, our Chairman and CEO makes available his recommendations and evaluations of potential successors, along with a review of any development plans of such individuals. This process establishes procedures for planning and responding to events involving an absence of the CEO, whether for the short- or long-term, and allows the Board to exercise its judgment and discretion with regard to the selection of a new CEO.

Statement of Political Activity

The Board of Directors oversees BB&T’s political strategy, political contributions and lobbying expenses. BB&T periodically participates in policy debates on issues to support our interests and sponsors employee political action committees, or PACs, which allow associates to voluntarily pool their financial resources to support federal and state candidates who support legislation important to us, and our shareholders, clients and communities. All PAC expenditures are a matter of public record and are available for review on the websites of the Federal Election Commission and various state election offices. It is our policy not to use corporate funds to make contributions to political candidates, political parties or political committees organized for the advancement of political candidates, including Super PACs.

Policy for Accounting and Legal Complaints

The Audit Committee oversees a policy that governs the reporting of:

•	complaints regarding accounting, internal accounting controls, or auditing matters and

•	reports of:

•	material violations by BB&T or any of our officers, directors, associates or agents, of federal or state securities laws,

•	material breaches of fiduciary duty arising under federal or state law, or

•	suspected material violations of any other laws or regulations that govern the Corporation’s actions.

We have engaged an independent service provider to receive and track all such complaints. Any verified complaint is referred to our General Counsel, who is responsible for reviewing those complaints in accordance with our whistleblower procedures and reporting all relevant information regarding the nature of the complaint to the Audit Committee. The General Counsel investigates or causes to be investigated all matters referred pursuant to this policy and maintains a record of such

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Corporate Governance Matters

complaints that includes the tracking of the receipt of their referral, investigation and resolution. Generally, if such a complaint is raised by an attorney in our legal department, then the complaint will be referred to our Chief Executive Officer. The General Counsel (or the Chief Executive Officer, as the case may be) periodically prepares a summary report of such complaints for the Audit Committee, which oversees the consideration of all reported complaints covered by this policy. The telephone number for reporting complaints as described in this section is 800-432-1911.

Risk Oversight

Our vision, mission and values are the foundation for the risk management framework utilized at BB&T and therefore serve as the basis on which the risk appetite and risk strategy are built. Our Risk Management Organization (RMO) provides independent oversight and guidance for risk-taking across the enterprise. In keeping with the belief that consistent values drive long-term behaviors, our RMO has established the following risk values which guide principles of associates’ day-to-day activities:

•	Managing risk is the responsibility of every associate.

•	Proactively identifying risk and managing the inherent risks of their business is the responsibility of our business units.

•	Managing risk with a balanced approach which includes quality, profitability, and growth.

•	Measuring what is managed and managing what is measured.

•	Utilizing accurate and consistent risk management practices.

•	Thoroughly analyzing risk quantitatively and qualitatively.

•	Realizing lower cost of capital from high quality risk management.

•	Ensuring there is appropriate return for the risk taken.

As illustrated below, we execute on our risk values through a risk management framework based on the following “three lines of defense:”

•	First Line of Defense: Risk management begins with the business units and corporate support groups, the point at which risk is originated and where risks must be managed. Business unit managers in the first line identify, assess, control, and report their respective group’s risk profile.

•	Second Line of Defense: The RMO provides independent oversight and aggregates, integrates, and correlates risk information into a holistic picture of the Corporation’s risk profile and concentrations.

•	Third Line of Defense: Audit Services (BB&T’s internal audit function) evaluates the design and effectiveness of the risk management framework and its results.

We place significant emphasis on risk management and maintain a separate Board-level Risk Committee which oversees risk reporting to the Board of Directors and functions as a significant part of our risk management framework. Among its responsibilities, the Risk Committee monitors our risk profile, approves risk appetite statements, and provides input to management regarding our risk appetite and risk profile.

The RMO is led by the Chief Risk Officer (CRO) and is responsible for facilitating effective risk management oversight, measurement, monitoring, reporting, and consistency. The CRO has direct access to our Board of Directors and Executive Management to communicate any risk issues (current or emerging) as well as the performance of the risk management

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Corporate Governance Matters

activities throughout the enterprise. The CRO also chairs the Risk Management Committee (RMC), which provides oversight on a fully integrated view of risks across our organization, including strategic, compliance, credit, liquidity, market, operational, and reputation risks.

Communications with the Board of Directors

Any shareholder or other interested party may contact the Board of Directors or any individual director(s) by written communication mailed to: Board of Directors, c/o Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board or any individually named director. Unless, in the judgment of the Secretary, the matter is not intended or appropriate for the Board, the Corporate Secretary will prepare a summary of the communication for prompt delivery to the appropriate member(s) of the Board.

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Proposal 2—Ratification of the Appointment of Our Independent Registered Public Accounting Firm

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute on this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has carefully considered the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit and report on the consolidated financial statements of BB&T and the effectiveness of our internal control over financial reporting.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years of service an individual partner may provide us with audit services. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. In connection with this mandated rotation, the Audit Committee is directly involved in the selection of any new lead engagement partner. The current lead PwC engagement partner was designated commencing with the 2015 audit and is eligible to serve in that capacity through the end of the 2019 audit.

Our shareholders are being asked to ratify the appointment of PwC for 2018 because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PwC as our independent registered public accounting firm for 2018, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR”

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2018.

Fees to Auditors

The following table shows the aggregate fees incurred by the Corporation for professional services by PwC for fiscal years 2017 and 2016:

	2017 ($)	2016 ($)
Audit Fees	8,410,000	9,056,000
Audit-Related Fees	3,096,000	2,844,000
Tax Fees	309,000	269,000
All Other Fees	900	51,000
Total	11,815,900	12,220,000

Audit Fees. This category includes fees billed for professional services for the integrated audits of the Corporation’s consolidated financial statements, including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in our quarterly reports on Form 10-Q, statutory audits or other financial statement audits of subsidiaries, and comfort letters and consents related to SEC registration statements.

Audit-Related Fees. This category includes fees billed for assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and effectiveness of internal controls and are not reported under the audit fees category above. These services consist of fees for service organization control reports, other attestation engagements traditionally performed by the independent accounting firm, pre-implementation assessments of internal controls for a new enterprise resource planning system and related business processes, controls assessments as part of our regulatory reporting initiatives, due diligence services related to proposed acquisitions, and audits of our employee benefit plans.

Tax Fees. This category includes fees billed for tax-related services rendered, including tax compliance, tax planning, and tax advice.

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Proposal 2—Ratification of the Appointment of Our Independent Registered Public Accounting Firm

All Other Fees. This category includes fees billed for advisory services provided in conjunction with the Corporation’s regulatory reporting initiatives, mortgage advisory and other advisory services.

The Audit Committee considered the compatibility of the non-audit services performed by, and fees paid to, PwC in 2017 and determined that such services and fees are compatible with the independence of PwC.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all services (including the fees and terms of such services) to be performed for us by our independent registered public accounting firm, subject to a de minimis exception for permitted non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2017, all of the services provided by our independent registered public accounting firm were reviewed and approved by the Audit Committee.

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Proposal 2—Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of four independent directors and operates under a charter adopted by the Audit Committee on January 23, 2018. The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that both Christine Sears and Charles A. Patton meet the requirements of an “audit committee financial expert” as defined by the SEC.

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the integrity of the financial statements of the Corporation; (ii) the independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Corporation’s internal audit function and independent auditors; and (iv) compliance by the Corporation with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter, our management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm its views on fraud risks and how it demonstrates its independence and skepticism. Finally, the Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent registered public accounting firm’s communications with the Audit Committee, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has considered whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 21, 2018.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

Charles A. Patton, Chair	Tollie W. Rich, Jr.
I. Patricia Henry	Christine Sears

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Proposal 3—Advisory Vote to Approve BB&T’s Executive Compensation Program

PROPOSAL 3—ADVISORY VOTE TO APPROVE BB&T’S EXECUTIVE COMPENSATION PROGRAM

Proposal 3 asks shareholders to approve our pay-for-performance executive compensation program. The Compensation Committee and the Board believe that our executive compensation program, as described in the Compensation Discussion and Analysis, reflects a pay-for-performance culture at BB&T that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is well designed, and effective in aligning the interests of the executives with both the short-term and long-term interests of our shareholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision on whether to approve our pay practices for our named executive officers, we ask that you consider the description of our executive compensation program provided in the following pages in the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narratives. In particular, we note our shareholder engagement efforts, our responsiveness to shareholder concerns and the significant changes made following a comprehensive review of our executive compensation program. These changes have further aligned our compensation philosophy with shareholders by placing additional emphasis on pay-for-performance.

The Board strongly supports our executive pay practices and asks shareholders to support our executive compensation program through the following resolution:

“Resolved, that the shareholders approve BB&T’s overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory,” and will serve as a non-binding recommendation to the Board. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3—ADVISORY VOTE ON BB&T’S

EXECUTIVE COMPENSATION PROGRAM.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis discusses how, for 2017, we compensated our named executive officers, which include the Chief Executive Officer, or CEO, and each of the other executive officers named in the 2017 Summary Compensation Table (the named executive officers or “NEOs”). The Compensation Discussion and Analysis is composed of the following sections:

•	Section 1—Executive Summary
•	Section 2—Our Executive Compensation Program Elements
•	Section 3—Our Executive Compensation Program Pay Decisions
•	Section 4—BB&T’s Executive Compensation Process
•	Section 5—Other Aspects of BB&T’s Executive Compensation Program and Governance Practices

Section  1—Executive Summary

Our 2017 Compensation Program Enhancements

In early 2017, the Compensation Committee made substantial enhancements to our executive compensation program. These enhancements were the result of the Committee’s comprehensive review of our executive compensation program with the assistance of its independent compensation consultant and followed a significant shareholder outreach by the Committee to better understand and address shareholder perspectives. As outlined below, the Committee’s actions further aligned our compensation philosophy with shareholders by placing additional emphasis on pay-for-performance.

In response to these changes and enhancements, shareholders strongly approved our say-on-pay vote last year with 94% support. In addition, since the 2017 annual meeting, we have contacted 48 of our 50 largest shareholders, representing approximately 47% of our outstanding shares, and our shareholders continue to support the Committee’s actions in 2017.

2017 Executive Compensation Program Decisions

•  Added Performance Share Units, or PSUs, to the Executive Compensation Program: We added PSUs to the long-term incentive program which comprise 50% of equity awards.

•  Elimination of Stock Options: We eliminated the use of stock options.

•  Enhanced Mix of Long-Term Incentives: We adjusted the long-term incentive mix to provide for an equal mix of PSUs, LTIP awards, and RSUs, resulting in two-thirds of long-term incentives being subject to robust performance criteria and all awards being subject to a performance hurdle.

•  Total Shareholder Return as a Payment Modifier: We included Total Shareholder Return, or TSR, as a payment modifier in our long-term incentive program, which increases or decreases the LTIP award and PSU award payouts based on BB&T’s TSR performance relative to its peer group. First introduced in our 2016-2018 LTIP as a potential negative modifier, the impact, if any, will be reflected in payouts that will be disclosed as part of 2018 executive compensation.

•  Expanded Forfeiture Provisions to All Long-Term Awards: We extended our risk-based forfeiture provision to all long-term incentive awards. Awards are subject to reduction or forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome.

•  No Base Salary Increases: We made no increases in base salaries for our NEOs.

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Compensation Discussion and Analysis

2017 BB&T Performance and Achievements

2017 Achievements

•  2017 was a strong and profitable year with record revenues, continued to drive into new markets and a healthy return to our shareholders. Our accomplishments in 2017 continue to demonstrate the power of our vision, mission and values.

•  We continue to adapt our strategy to changing market demands, including expansion of our digital client services by adding talent and technology to meet our clients’ evolving needs and expectations.

•  Our digital banking platform, U by BB&T, continues to expand in capabilities, including integration of Zelle®, a fast, safe and easy way to send money. We ranked 3rd for mobile banking among the 15 largest U.S. banks according to the Dynatrace Mobile Banker Scorecard.

•  We increased our national lending businesses and expanded our Wealth and fee businesses.

•  We strengthened our risk management team by creating the new position of a Chief Fraud Director.

•  We successfully launched our “All we see is you” brand campaign, emphasizing our commitment to our clients, and increased our presence on social media platforms, such as Instagram and Twitter.

•  We remain committed to diversity and inclusion and were recognized as one of the Best Places to Work for LGBT equality. We were acknowledged by the Women’s Forum of New York for having a Board of Directors comprised of at least 25% women.

•  We see our communities as vital to our success and supported them in 2017 through our Lighthouse Project (80,000+ volunteer hours) and donations of $700,000 in the aftermath of Hurricanes Harvey, Irma and Maria.

•  We invested $152 million of tax reform benefits into our associates and communities, through raising the minimum hourly pay rate, providing a special one-time bonus to almost three-fourths of our associates and donating $100 million to BB&T’s philanthropic fund to support charitable organizations in our communities.

2017 Financial Highlights

$2.2 billion net income available to common shareholders	$11.5 billion taxable equivalent revenue	$50.45 Record Stock Price (2018 high as of record date: $55.70)

•  Average non-interest bearing deposits increased 7.3% year-over-year.

•  2.65% dividend yield (second highest among our peer group), and a 10% increase in our quarterly dividend during 2017.

•  117.9% total payout to shareholders in 2017.

•  Total nonperforming assets as a percentage of total assets were 0.28% at year-end, compared to the 0.50% average of our peer group and were at the lowest level since the third quarter of 2006.

•  Strong capital and liquidity ratios.

•  Credit ratings that are among the highest in our industry.

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Compensation Discussion and Analysis

Our Named Executive Officers

Our NEOs include the Chief Executive Officer and each of the other executive officers named in the 2017 Summary Compensation Table. Each NEO is a member of our 13 person “Executive Management” team that manages and leads BB&T’s operations.

Name	Title	Years of Service at BB&T
Kelly S. King	Chairman and Chief Executive Officer	45
Christopher L. Henson	President and Chief Operating Officer	33
Clarke R. Starnes III	Senior Executive Vice President and Chief Risk Officer	35
Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer	10
Barbara F. Duck	Senior Executive Vice President and Chief Information Officer	30
Donna C. Goodrich	Senior Executive Vice President and Deposit, Operations and Fraud Manager	32

2017 Target Pay Program Mix

The significant majority of our executive pay program is performance-based. Over 85% of our CEO’s pay is based on performance and approximately 60% is based on long-term performance. In addition, two-thirds of our CEO’s long-term incentive awards vest based on robust performance criteria.

The charts below for our CEO and our other NEOs illustrate the target compensation established for 2017, consisting of base salary, annual incentive awards, 2017-2019 LTIP awards, and PSU and RSU awards granted in 2017. The charts also show the large percentage of our NEO compensation that is variable and performance-based.

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Compensation Discussion and Analysis

Performance Metrics

The Compensation Committee regularly considers a variety of financial metrics when evaluating performance and making compensation decisions, as indicated below. By assessing different metrics over short, medium and long-term periods, the Compensation Committee is able to obtain a broad and accurate assessment of our performance against specific compensation goals and relative to our peer group.

Growth Metrics	Return Metrics	Capital Metrics/Credit Quality
• Deposits • Earnings Per Share* • Loans	• Net Interest Margin • Return on Assets* • Return on Common Equity* • Total Shareholder Return*	• Net Charge-Offs /Average Loans • Non-Performing Assets/Loans & Other Real Estate Owned • Common Equity Tier 1 Ratio

*	Metrics used in BB&T’s pay-for-performance compensation plans.

Four of these metrics are used directly in BB&T’s executive compensation program:

•	Return on assets (“ROA”) and earnings per share (“EPS”): EPS and ROA are used in the Annual Incentive Award and measure growth, profitability and our return on investment. We have historically used EPS and ROA as the performance measures for Annual Incentive Awards because the Compensation Committee believes EPS and ROA have a meaningful bearing on long-term increases in shareholder value and are valuable barometers for our performance. EPS and ROA have a strong long-term correlation with shareholder returns.

•	Return on common equity (“ROCE”): We use a three-year average ROCE to measure our long-term profitability for LTIP awards and PSU awards. The Compensation Committee believes that measuring ROCE over a three-year period relative to the peer group provides a valuable measure of company performance over time.

•	Total shareholder return (“TSR”): We use relative TSR as a payment modifier for our LTIP and PSU awards. Payments under our 2017-2019 LTIP and 2017 PSUs are subject to a downward or upward adjustment based on TSR percentile performance relative to our peer group TSR for the three-year performance period. The Compensation Committee believes that measuring relative TSR is important to further align compensation to the performance of BB&T as compared to our peers.

The Compensation Committee believes these metrics are key drivers of sustained and longer-term shareholder value. In addition to the assessment of these performance metrics, the Compensation Committee also monitors whether our executive compensation program is consistent with the safety and soundness of the Corporation and considers whether our executive compensation program encourages unnecessary or excessive risk taking. The Compensation Committee utilizes executive risk scorecards through which compensation may be adjusted, if necessary, for risk balancing purposes. See our disclosure under “Executive Risk Scorecard” and “Risk Management” within this Compensation Discussion and Analysis.

Section 2—Our Executive Compensation Program Elements

Compensation Philosophy

The Compensation Committee structures our overall executive compensation program for Executive Management with an emphasis on long-term, performance-based compensation, based on the following guiding principles:

•	Compensation and reward systems are designed to reward performance over different time horizons to support and drive our strategic objectives and produce positive business results over the longer term;

•	Total compensation is based on a mix of performance goals and aligned with shareholder interests by providing a significant percentage of compensation in equity;

•	Our executive compensation programs are designed to promote balance and discourage imprudent risk taking;

•	Total compensation opportunities are established relative to organizations with which we compete for both talent and shareholder investment and at levels that enable us to attract and retain executives who are critical to our long-term success;

•	Executive Management must meet significant stock ownership requirements, to closely align their interests with those of our shareholders; and

•	Compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

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Compensation Discussion and Analysis

BB&T compensation programs are designed to align with BB&T’s values and objectives and assist BB&T in supporting its associate value proposition. Specifically, compensation programs are designed to accomplish the following:

•	ensure a strong alignment of the interests of BB&T’s shareholders, associates, and the Corporation;

•	pay for performance, both short-term and long-term;

•	reward high-performing career associates;

•	pay competitively, across salary grades and geographies;

•	apply compensation policy in an internally consistent manner; and

•	provide compensation opportunities that are based on relative industry performance and are aligned with internal performance and BB&T’s risk management and corporate governance guidelines.

Sound Compensation and Governance Practices

The Compensation Committee has implemented strong governance practices that reinforce our principles, support sound risk management and are shareholder-aligned:

What we do		What we don’t do
✓	pay for performance; approximately 86% of CEO, and approximately 80% of the other NEOs’ total target compensation for 2017 is based on BB&T’s performance (EPS, ROA, ROCE, TSR)	Î	we don’t offer incentives that would provide payouts for negative returns
✓	two-thirds of our long-term incentives include robust performance criteria	Î	we no longer award stock options
✓	incorporate both absolute and relative performance goals into our incentive plans	Î	we don’t reprice outstanding stock options
✓	provide for adjustments of payouts and/or forfeiture of unvested awards for negative risk outcomes	Î	we don’t provide dividends on unvested equity awards to our NEOs
✓	base compensation decisions on median compensation data of the peer group	Î	we don’t offer broad-based perquisites such as personal club memberships, corporate housing, and personal use of company aircraft
✓	utilize a broad-reaching clawback policy	Î	we don’t gross-up payments for excise taxes
✓	maintain rigorous stock ownership requirements	Î	we don’t permit hedging or speculative trading of BB&T common stock
✓	restrict pledging of BB&T common stock
✓	review tally sheets and risk scorecards for each executive
✓	retain an independent compensation consultant who reports directly to the Compensation Committee
✓	provide a broad-based pension plan for eligible associates, and our NEOs participate in our pension plan on the same basis as other similarly situated associates

REGULATORY CONSIDERATIONS IN SETTING COMPENSATION

Banking regulators have provided input on and influenced the compensation practices and incentive compensation at the largest financial institutions in the United States, focusing on the risks intrinsic to the design and implementation of compensation plans as well as the reasonableness of each element of compensation. While we have focused our compensation philosophy on performance-based compensation, regulatory guidance has influenced past decisions with respect to our executive compensation programs. The Compensation Committee continues to assess our pay practices to balance risks with our commitment to link NEO pay to our performance while maintaining executive compensation programs that are market competitive and shareholder aligned.

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Compensation Discussion and Analysis

2017 Executive Compensation Program Elements

Our executive compensation program is heavily performance-based, with base salary representing the only fixed element. Below are the five primary components of our executives’ current compensation:

Compensation Element	Description/Objectives	Key Features and Metrics Used
Base Salary	• Based on scope of leadership responsibilities, years of experience, performance and contributions to BB&T	• Fixed cash compensation, reviewed and adjusted annually, as appropriate
Annual Incentive Awards	• Cash incentive rewarding annual corporate performance • Rewards financial results that are expected to have a meaningful correlation to long-term shareholder value

•  Payments based on EPS (weighted at 60%) and ROA relative to our peer group (weighted at 40%)

•  Performance levels (threshold, target, maximum) are established relative to Board approved EPS internal forecasts and relative ROA performance

PSU Awards and LTIP Awards

•  PSU and LTIP awards are designed to reward achievement of superior relative three-year average ROCE performance and relative TSR performance

•  PSU awards align NEO compensation with appreciation of BB&T’s stock price over the long-term

•  3-year performance period

•  100% of the award is subject to forfeiture in the event of an aggregate operating loss for the performance period or if a negative risk outcome occurs

•  Rewards performance using both an absolute ROCE performance threshold and a relative ROCE performance goal over a three-year cycle.

•  Payment can be modified based on our TSR performance relative to our peer group

•  Dividends are not paid on unvested PSUs

•  LTIP Awards are usually paid in cash

RSU Awards	• Rewards sustainable, long-term appreciation of BB&T’s stock price • Aligns NEO compensation with appreciation of BB&T’s stock price

•  RSUs vest ratably over 3 years

•  100% of the unvested award is subject to forfeiture in the event of an aggregate operating loss for the performance period or if a negative risk outcome occurs

•  Dividends are not paid on unvested RSUs

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Compensation Discussion and Analysis

Section 3—Our Executive Compensation Program Pay Decisions

Summary of Overall Compensation

The table below summarizes NEO compensation for the 2017 performance year, which consists of base salary, annual incentive awards, RSU and PSU awards granted in 2017, and 2015-2017 LTIP award payments. Additional detail for each of these items follows this table.

2017 COMPENSATION OVERVIEW TABLE

Name	Base Salary ($)	Annual Incentive Award ($)	Restricted Stock Unit Awards(1) ($)	Performance Share Unit Awards(1) ($)	LTIP ($)	2017 Total(2) ($)
Kelly S. King	1,075,000	2,620,313	1,580,215	1,580,215	2,137,500	8,993,243
Christopher L. Henson	700,000	1,137,500	755,986	755,986	871,354	4,220,826
Clarke R. Starnes III	590,000	848,125	578,184	578,184	660,938	3,255,431
Daryl N. Bible	590,000	848,125	578,184	578,184	660,938	3,255,431
Barbara F. Duck	510,000	637,500	392,654	392,654	493,611	2,426,419
Donna C. Goodrich	510,000	637,500	392,654	392,654	493,611	2,426,419

(1)	Amounts reflect the value the Compensation Committee sought to deliver through the PSU awards at target and RSU awards granted in February 2017. No amounts are immediately available to the NEO as the units vest over time, are subject to performance criteria, and remain subject to forfeiture provisions.
(2)	The principal differences between this table and the Summary Compensation Table are that the Summary Compensation Table includes information on (i) the grant date fair value of PSU awards (at the maximum level of performance) and RSU awards (ii) the change in pension value and nonqualified deferred compensation earnings and (iii) all other compensation. The components included in the table above are considered by the Compensation Committee when making compensation determinations.

Base Salary

The base salaries for each of our NEOs for 2017 are shown in the above table. Based upon a review of market compensation levels, the NEOs did not receive salary increases in 2017.

Annual Incentive Award

Our Annual Incentive Award is a cash incentive based on the achievement of annual corporate performance goals established by the Compensation Committee. Performance goals are based upon our internal earnings plan and performance relative to our peer group.

•	The amount paid under the Annual Incentive Award is determined by a formula based on our: (1) EPS (against preset performance goals) and (2) ROA (as compared to our peer group).

•	In 2017, EPS was weighted at 60%, while ROA was weighted at 40%.

•	Our EPS target goal is based on our internal earnings plan, with a maximum goal set at 5% above the target, and a minimum goal set at 10% below the target.

•	Our ROA target goal is based on BB&T’s ROA relative to the ROA of our peers for 2017.

•	While EPS and ROA are independent and permit payouts under each measure ranging from 0% to 150% of the target award opportunity, as combined under the formula, the maximum amount that may be paid to NEOs under the Annual Incentive Award is 125% of the target award opportunity. If the EPS threshold was not achieved, the executives could still receive a payment based solely on our ROA performance and vice versa.

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Compensation Discussion and Analysis

Each of our named executive officers has a target award opportunity which represents the amount of Annual Incentive Award received if we achieve the performance goals at the target performance level. The table below summarizes the Annual Incentive Award opportunity for 2017 at target level of performance. These target opportunities did not increase from 2016.

Name	2017 Target Annual Incentive Award Opportunity (as a % of base salary)
Kelly S. King	195
Christopher L. Henson	130
Clarke R. Starnes III	115
Daryl N. Bible	115
Barbara F. Duck	100
Donna C. Goodrich	100

2017 ANNUAL INCENTIVE AWARD PERFORMANCE MATRIX

The tables below summarize the performance matrix and payout levels under the Annual Incentive Award.

	EPS (60% of Annual Incentive Award)		ROA (40% of Annual Incentive Award)
Level of Achievement	Performance	Payout as % of Participant’s Target Award Opportunity	Performance Relative to Peer Group	Payout as % of Participant’s Target Award Opportunity	Total Payout as % of Target Award Opportunity
Below Threshold	< $2.73	0%	Less than 25th Percentile	0%	Min – 0%
Threshold	$2.73	25%	25th Percentile	50%
Target	$3.03	100%	50th Percentile	100%
Maximum	$3.18	150%(1)	75th Percentile	150%(1)	Max – 125%

Actual Results	$3.18(2)	150%	1.23%, or 84th Percentile(2)	150%
Weighting		60%		40%
Payout per Measure		90%		60%

Total Annual Incentive Payout: 125%(1)

(1)	Annual Incentive Award combines EPS and ROA performance, with the final payout capped at 125% of the target award opportunity.
(2)	The EPS and ROA performance presented herein includes adjustments to BB&T’s GAAP net income by the Compensation Committee. For additional detail regarding these adjustments, please refer to Annex A.

Based on these results, executives received the following Annual Incentive Award payouts:

2017 ANNUAL INCENTIVE AWARD PAYMENTS

Name(1)	Payments ($)
Kelly S. King	2,620,313
Christopher L. Henson	1,137,500
Clarke R. Starnes III	848,125
Daryl N. Bible	848,125
Barbara F. Duck	637,500
Donna C. Goodrich	637,500

(1)	The Annual Incentive Awards for the officers covered by Section 162(m) of the Code were paid from a pool based on BB&T’s 2017 income before taxes (pre-tax income). For a more detailed discussion of the Annual Incentive Award 162(m) Pool, please refer to “Tax Considerations” in Section 5.

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Compensation Discussion and Analysis

Long-Term Incentives

BB&T’s long-term incentive program provides compensation awarded under the BB&T Corporation 2012 Incentive Plan, as amended (the “2012 Incentive Plan”). For 2017, these awards reflected a mix of cash and equity and included: (i) PSUs, (ii) our LTIP Program and (iii) RSUs, each as discussed below.

We continue to enhance the long-term incentives for each of our NEOs. The table below sets forth the 2017 and 2016 target award opportunities for each of our NEOs:

2017 Target Long-Term Incentive Award Opportunities (as a % of base salary)
Name	2017 LTI %	2016 LTI %
Kelly S. King	440	440
Christopher L. Henson	325	275
Clarke R. Starnes III	295	248
Daryl N. Bible	295	248
Barbara F. Duck	230	230
Donna C. Goodrich	230	230

For 2017, the target long-term incentive award opportunity for each NEO is allocated equally among PSUs, RSUs and LTIP awards. The Compensation Committee increased the target long-term incentive award opportunities for Messrs. Henson, Starnes and Bible based on increased job responsibilities and market alignment considerations.

NEW FOR 2017—PERFORMANCE SHARE UNITS (PSUS)

Beginning in 2017, we added a new component to our executive compensation program, PSUs. The Compensation Committee chose PSUs to increase the emphasis on performance in our long-term incentive program through linking payouts to the achievement of superior relative three-year average ROCE performance and relative TSR performance. PSUs also align NEO compensation with appreciation of BB&T’s stock price over the long-term.

Our PSUs include the following design features:

•	Performance Period: Three years.

•	Vesting Requirements and Forfeiture: Three-year cliff vesting, with 100% of the award being subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a negative risk outcome occurs as determined by the Compensation Committee.

•	Performance Metric: Return on Common Equity (“ROCE”), with payouts based on BB&T’s ROCE performance. BB&T must first meet or exceed an average ROCE of 3% for the performance period. If this criterion is met, payouts will be based on BB&T’s ROCE relative to our peer group as follows:

2017 PSU PERFORMANCE MATRIX

Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity*
Threshold	25th	50%
Target	50th	100%
Maximum	62 1/2 or greater	125%

*	Payout percentages will be interpolated for results between the 25th and 62 1⁄2 percentiles.

After calculating the PSU payouts based on ROCE performance, the payouts are then subject to increase or decrease based on a TSR modifier measuring our TSR percentile performance relative to our peer group.

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Compensation Discussion and Analysis

•	Total Shareholder Return Modifier: Payouts calculated based on relative ROCE performance are subject to a TSR modifier (increase or decrease) based on our TSR percentile performance relative to our peer group for the three-year performance period. Payments under the 2017 PSUs will be adjusted as follows:

Percentile Performance of BB&T TSR Relative to Peer Group TSR	TSR Modifier*
< 25th	20% reduction
50th	No adjustment
≥ 75th	20% increase**

*	Modified payments would be interpolated for results between the 25th and 75th percentiles
**	Subject to overall payout cap of 125% of the PSUs.

•	Maximum Payments: The maximum payout level for the 2017 PSUs is 125% of the PSUs awarded.

•	No Dividends: Dividends are not paid on unvested PSUs.

2017 PERFORMANCE SHARE UNIT AWARDS

Name	Total Target Value of PSUs ($)(1)
Kelly S. King	1,580,215
Christopher L. Henson	755,986
Clarke R. Starnes III	578,184
Daryl N. Bible	578,184
Barbara F. Duck	392,654
Donna C. Goodrich	392,654

(1)	Reflects the value the Compensation Committee sought to deliver in making the award. The 2017 PSU awards were granted on February 21, 2017. The number of PSUs granted was determined by dividing the target amount of compensation to be delivered by the closing price of BB&T’s common stock on the grant date ($47.99). For additional detail, please refer to “Compensation of Executive Officers—2017 Outstanding Equity Awards at Fiscal Year-End.”

LTIP PROGRAM

LTIP awards reward performance using both an absolute ROCE performance threshold and a relative ROCE performance goal over a three-year cycle. The performance goals and payout range are established at the beginning of the cycle. LTIP awards have historically been paid in cash, but at the discretion of the Compensation Committee, may be paid in shares of BB&T common stock, cash or both. The Committee believes that with approximately 67% of the NEOs’ long-term incentive compensation currently consisting of equity, it was appropriate to pay the 2015-2017 LTIP awards in cash, especially in light of the substantial BB&T common stock holdings of each of the NEOs. Beginning with the 2017-2019 LTIP awards (discussed in more detail on page 40), 100% of the award is subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if the Compensation Committee determines that there has been a significant negative risk outcome as a result of a corporate or individual action.

2015-2017 LTIP Cycle (Paid in March 2018)

Our 2015-2017 LTIP awards include the following design features:

•	Performance Period: Three years.

•	Vesting Requirements: Three-year cliff vesting.

•	Performance Metric: ROCE, with payouts based on BB&T’s ROCE performance. BB&T must first meet or exceed an average ROCE of 3% for the performance period. If this criterion is met, payouts will be based on BB&T’s ROCE relative to our peer group as set forth in the 2015-2017 LTIP Cycle Performance Matrix below.

The performance matrix for the 2015-2017 LTIP awards follow. Under the matrix, our actual ROCE performance relative to the peer group translates to a corresponding payout percentage on a simple interpolation basis. Our average ROCE performance for 2015-2017 was 9.09%, which placed us in the 63rd percentile of our peer group and generated a payout of 125% of the target award opportunity. Our ROCE performance includes adjustments to our GAAP net income approved by the Compensation Committee. Please refer to Annex A for a GAAP reconciliation.

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Compensation Discussion and Analysis

2015-2017 LTIP CYCLE PERFORMANCE MATRIX

Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity
Threshold	25th	50%
	30th	60%
	35th	70%
	40th	80%
	45th	90%
Target	50th	100%
	55th	110%
	60th	120%
Maximum	62 1⁄2 or greater	125%
Actual Performance	9.09%, or 63rd percentile	125%

The 2015-2017 LTIP awards were calculated as follows:

Target Award Opportunity (as % of base salary)	X	3-Year Average Salary	X	Performance Scale Payout %

Based on these results, executives received the following 2015-2017 LTIP payouts:

2015-2017 LTIP CYCLE PAYMENTS

Name	Actual LTIP Payment, Based on 2015-2017 Performance($)(1)
Kelly S. King	2,137,500
Christopher L. Henson	871,354
Clarke R. Starnes III	660,938
Daryl N. Bible	660,938
Barbara F. Duck	493,611
Donna C. Goodrich	493,611

(1)	Paid in March 2018. Under the approved formula, the actual payment is based on the actual average salary paid over the three-year performance cycle.

2017-2019 LTIP (Payable in 2020):

The 2017-2019 LTIP awards will continue to measure and reward BB&T’s return on common equity performance relative to the Corporation’s peer group over the three-year performance period subject to BB&T meeting or exceeding 3% average ROCE for the performance period. The entire award is subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a negative risk outcome occurs as determined by the Compensation Committee. The 2017-2019 LTIP awards also are subject to a TSR modifier as follows, based on our TSR percentile performance relative to our peer group for the three-year performance period, with an overall payment cap of 125% of the target award:

Percentile Performance of BB&T TSR Relative to Peer Group TSR	TSR Modifier*
< 25th	20% reduction
50th	No adjustment
≥ 75th	20% increase**

*	Modified payments would be interpolated for results between the 25th and 75th percentiles.
**	Subject to overall payout cap of 125%.

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Compensation Discussion and Analysis

As a result, the 2017-2019 LTIP will be calculated as follows:

Target Award Opportunity (as % of base salary)	X	3-Year Average Salary	X	Performance Scale Payout %	+/–	% Increase/Reduction Based on Relative TSR Performance

RESTRICTED STOCK UNITS (RSUS)

The RSUs have the following features:

•	Vesting Period: The RSUs vest ratably over 3 years.

•	Vesting Requirements and Forfeiture: The 2017 RSUs are subject to reduction or forfeiture if BB&T has incurred an annual operating loss for the year or the Compensation Committee determines that there has been a significant negative risk outcome as a result of a corporate or individual action.

•	No Dividends: Dividends are not paid on unvested RSUs.

2017 RESTRICTED STOCK UNIT AWARDS

Name	Total Delivered Value of RSUs ($)(1)
Kelly S. King	1,580,215
Christopher L. Henson	755,986
Clarke R. Starnes III	578,184
Daryl N. Bible	578,184
Barbara F. Duck	392,654
Donna C. Goodrich	392,654

(1)	Reflects the value the Compensation Committee sought to deliver in making the award. The 2017 RSU awards were granted on February 21, 2017. The number of RSUs granted was determined by dividing the target amount of compensation by the closing price of BB&T’s common stock on the grant date ($47.99). For additional detail, please refer to “Compensation of Executive Officers—2017 Outstanding Equity Awards at Fiscal Year-End.”

Performance Adjustments and Considerations

The Compensation Committee retains discretion to make adjustments to our performance, as well as the reported results from members of our peer group, for purposes of making performance-based compensation awards.

•	Throughout the year, the Compensation Committee reviews projected results and items for possible adjustment. In February, the Compensation Committee receives final performance information for the prior year, and historically has made adjustments to our reported results (e.g., net income) to ensure that the applicable compensatory plans fairly compensate participants for core BB&T performance.

•	The Committee may also make adjustments to the reported performance of peer group members for awards that measure our performance relative to the peer group.

•	A reconciliation of adjustments that the Committee made for the purposes of certifying 2017 performance is included in Annex A to this proxy statement.

Unless otherwise indicated, discussions of 2017 performance for compensation purposes in this proxy statement include these adjustments made by the Compensation Committee.

Perquisites Practices

The NEOs receive limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall executive compensation program. Our NEOs do not receive perquisites such as personal club memberships, corporate housing or personal travel on the company’s aircraft.

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Compensation Discussion and Analysis

Retirement Benefits

PENSION PLAN

•	We provide the BB&T Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible associates (the “Pension Plan”). We are among the few remaining companies that offer a traditional pension plan for our employees. This is a benefit we believe provides a competitive advantage for attracting and retaining talent.

•	We also provide the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Excess Plan”), to augment the benefits payable under the Pension Plan to the extent that such benefits are curtailed by application of certain tax limitations. The Compensation Committee believes that the benefits provided by the Excess Plan ensure that we will receive the executive retention benefits of the Pension Plan.

•	The Pension Plan and the Excess Plan are broad-based benefits and the NEOs participate in both plans on the same basis as other similarly situated associates.

•	The Pension Plan and the Excess Plan provide retirement benefits based on length of service and salary level prior to retirement with benefits increasing substantially as a participant approaches retirement.

•	Five of the six active NEOs have spent substantially all of their professional careers at BB&T and have built up significant benefits under the Pension Plan. For example, Mr. King has 45 years of service at BB&T.

We believe the retirement benefits provided by the Pension Plan are meaningful to all associates, but especially to those who devote substantial service to BB&T. Moreover, we view the Pension Plan and the Excess Plan as important retention tools for the NEOs and other highly compensated associates in the later stages of their careers because these retirement benefits could not easily be replicated upon the associate’s departure from BB&T prior to retirement. The Compensation Committee believes that while the overall retirement benefits provided to the NEOs are reasonable relative to those provided by its peer group, the Pension Plan and Excess Plan provide us with a competitive advantage in attracting and retaining talent in light of the high number of companies that have frozen or abandoned traditional pension plans in recent years.

ASSOCIATE BENEFIT PLANS

During 2017, we maintained various associate benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible associates of BB&T. These plans consist of the following:

•	the BB&T Corporation 401(k) Savings Plan, which in 2017 permitted associates to contribute up to 50% of their cash compensation, on a tax-deferred basis, within certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with BB&T matching deferrals up to 6% of their compensation;

•	the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Internal Revenue Code (during 2017, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution of up to 6% of their compensation);

•	a medical plan that provides coverage for all eligible associates;

•	disability insurance which, in the event of disability, pays an associate 50% of his or her monthly compensation, subject to a cap of $35,000 per month, however, if the coverage percentage exceeds the monthly cap, we would provide supplemental payments to a member of Executive Management to bring the monthly payment up to the percentage coverage level; and

•	certain other welfare benefits (such as sick leave, vacation, dental and vision coverage, etc.).

The associate benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all of our associates. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits are part of the strong value proposition we offer our associates in furtherance of our mission, and help keep us competitive in attracting and retaining associates. We believe that our associate benefits are generally on par with benefits provided by our peer group and consistent with industry standards.

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Compensation Discussion and Analysis

Section 4—BB&T’s Executive Compensation Process

Role of Compensation Committee

The Compensation Committee administers BB&T’s compensation program for Executive Management, including each of the NEOs, in a manner consistent with our mission, vision and values. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Management;

•	selecting and approving the performance metrics and goals for all Executive Management compensation programs and evaluating performance at the end of each performance period; and

•	approving Annual Incentive Award opportunities, PSUs, RSUs and LTIP award opportunities.

In making compensation decisions, the Compensation Committee uses several resources and tools, including the services of the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC. The Committee also considers summary analyses of total compensation delineating each compensation element (“tally sheets”), executive risk scorecards provided by our Chief Risk Officer, competitive benchmarking and other analyses, as further described below.

The Compensation Committee periodically receives reports from our Chief Risk Officer regarding our risk environment and risk management practices, from our Chief Compliance Officer regarding compliance and risk matters, and from our General Auditor, the head of our internal audit function, regarding our internal controls. In addition, the Compensation Committee regularly reviews the minutes of the Risk Committee of the Board of Directors. The purpose of these reports and review is to allow the Compensation Committee to evaluate our current risk environment and internal control positions relevant to incentive compensation, and to take these issues into consideration when determining incentive compensation.

The Chief Executive Officer is also involved in compensation determinations for members of Executive Management, other than himself, including compensation for each of the NEOs, and makes recommendations to the Compensation Committee on base salary and the other compensation elements. We believe that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and accordingly, he plays an important role in the compensation setting process. Ultimately, however, decisions about individual compensation elements and total compensation of all members of Executive Management are made by the Compensation Committee, based primarily on the executive officer’s performance and our overall performance, with consideration of the business environment in which the results were achieved.

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Compensation Discussion and Analysis

The following table illustrates the Compensation Committee’s executive compensation process timeline at BB&T. In addition, the Compensation Committee regularly receives updates with respect to our on-going shareholder engagement efforts. Meridian Compensation Partners attends and participates in Committee meetings throughout the year.

Executive Compensation Process
February Teleconference	•	Receive risk management update on risk appetite and events that could impact incentive compensation
	•	Joint meeting among the Compensation, Audit and Risk Committees
	•	Review executive risk scorecards for the prior year
	•	Review projected financial results with proposed adjustments for incentive plans
	•	Receive update from BB&T’s General Auditor regarding the effectiveness of internal controls
	•	Receive a report from BB&T’s Chief Compliance Officer regarding compliance and risk matters
February Meeting	•	Approve financial results and adjustments for incentive plans
	•	Determine payments/vesting for incentive plans with performance periods completed the prior year (Annual Incentive Awards, LTIP, PSUs and RSUs)
	•	Approve peer group for the current year
	•	Determine compensation for the current year—base salary increases (if any), cash incentive plans (Annual Incentive Awards and LTIP), PSUs and RSUs
	•	Review and approve the draft Compensation Discussion and Analysis and the draft Compensation Committee Report on Executive Compensation sections of the proxy statement
	•	Review tally sheets
June Meeting	•	Review projected financial results with proposed adjustments for incentive plans
July Meeting	•	Joint meeting among the Compensation, Audit and Risk Committees
	•	Conduct a mid-year review of current executive risk scorecards
October Meeting	•	Receive risk management update on risk appetite and events that could impact incentive compensation
	•	Review projected financial results with proposed adjustments for incentive plans
	•	Review of Executive Management compensation with the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners
December Meeting	•	Review projected financial results with proposed adjustments for incentive plans
	•	Conduct annual review of director compensation
	•	Consider retaining the Compensation Committee’s independent compensation consultant for the upcoming year

Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Further, the Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and other retention terms, including the authority to limit the amount of fees the independent compensation consultant may earn from other services provided to BB&T. The Compensation Committee has retained Meridian Compensation Partners to act as the Committee’s independent compensation consultant. In this capacity, Meridian Compensation Partners performed a review of our executive compensation programs, provided peer group analyses, and advised on regulatory developments, corporate governance and best practice trends. The 2017 changes to our executive compensation program were made after extensive discussions and counsel from Meridian Compensation Partners.

The Compensation Committee determined that, based on its review, Meridian Compensation Partners is independent and that its engagement did not present any conflicts of interest. In making this determination, the Compensation Committee noted that Meridian Compensation Partners (a) provides no other services to BB&T other than compensation consulting, (b) has no personal or business relationships with members of our Board or executive officers, (c) does not directly own any shares of BB&T stock, and (d) retains a written policy designed to avoid conflicts of interest that may arise. Meridian Compensation Partners also determined that it was independent from our management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

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Compensation Discussion and Analysis

During 2017, the compensation consultant provided the following services to the Compensation Committee:

•	reviewed our company’s total compensation philosophy for reasonableness and appropriateness;

•	reviewed overall compensation levels;

•	reviewed our total executive compensation program and advised the Compensation Committee of plans or practices that may be changed to improve effectiveness, including the changes approved in 2017;

•	provided market and peer data and recommendations on Executive Management compensation;

•	reviewed public disclosure on compensation, including the draft Compensation Discussion and Analysis and related tables and compensation disclosures for our proxy statement; and

•	advised the Compensation Committee regarding the compensation of outside directors.

In order for a compensation consultant to provide effective advice, the Compensation Committee expects them to interact with our management from time to time. These interactions generally involve, among other things:

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources;

•	working with management to understand the scope of the various executive jobs in order to provide accurate benchmarking; and

•	conferring with management so that factual and data analyses are accurate and up-to-date.

This process enables the compensation consultant to identify any areas where further research or analysis may be necessary, while allowing it to discuss any changes to the executive compensation program or refine recommendations before finalizing its reports to the Compensation Committee.

Peer Group and Competitive Analyses

The Compensation Committee uses a peer group to perform competitive assessments of executive compensation as well as to measure performance under our annual and long-term incentive plans. The Compensation Committee approves a group of publicly-traded banks or financial services holding companies each year to serve as the peer group. In evaluating our peer group, the Compensation Committee considered a number of factors, including asset size and market capitalization, and determined that no changes were needed for 2017. Given the limited number of banks of our size and market cap, we are positioned near the 75th percentile of our peer group on both measures.

BB&T 2017 PEER GROUP
❖ Citizens Financial	❖ PNC
❖ Comerica	❖ Regions
❖ Fifth Third	❖ SunTrust
❖ Huntington	❖ U.S. Bancorp
❖ KeyCorp	❖ Wells Fargo
❖ M&T	❖ Zions

The Compensation Committee determined that this group would be used for the relative performance comparisons in our annual incentive awards (ROA) and our PSUs and LTIP (ROCE, TSR). The Committee also reviewed the incentive plan design practices of this group when evaluating potential changes to our program for 2017.

The compensation structure for Executive Management, which includes the NEOs, emphasizes variable pay based on performance. We generally compare each element of compensation as well as total compensation relative to the peer group. Our shareholders have told us that they prefer that compensation opportunities generally not be targeted above the median of the peer group, irrespective of our relative size. Accordingly, the Compensation Committee considers the peer compensation practices with a goal of targeting market median, while giving consideration for each executive’s performance, experience and responsibilities.

In addition to the external peer group analysis, the Compensation Committee also reviews detailed tally sheets for each executive and reviews the total compensation of the Executive Management team relative to one another. This practice is consistent with our compensation philosophy of rewarding our associates based upon their level of responsibility within the Corporation.

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Compensation Discussion and Analysis

Executive Risk Scorecard

We utilize an executive risk scorecard which the Compensation Committee may use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Management (including the NEOs). The executive risk scorecard:

•	allows for evaluation of both corporate and individual results that can be compared to stated risk appetites in all risk categories;

•	presents the positive and negative risk outcomes that have influenced each risk category, if necessary, and includes recommended actions with respect to significant negative outcomes;

•	is used in conjunction with the recommendations of the Chief Risk Officer, the CEO and the Committee’s own insight and evaluation;

•	is included as part of our risk review process in which 100% of each Executive Manager’s short-term and long-term compensation for 2017 was subject to potential adjustment;

•	was developed by our Senior Risk and Compliance Officers; and

•	is reviewed by the independent compensation consultant.

The Compensation Committee believes that the executive risk scorecard is an important element to ensure that incentive compensation at the Executive Management level is risk balanced. The use of this risk scorecard has been discussed with our regulators as an additional way to conform to incentive compensation guidance and best practices.

Section 5—Other Aspects of BB&T’s Executive Compensation Program and Governance Practices

In addition to the key components of our executive compensation program described above, other significant policies, plans and factors influence executive compensation, including the compensation of the NEOs. These policies and practices ensure strong governance of our executive compensation program and promote alignment of our executives’ interests with those of shareholders.

Stock Ownership Guidelines for Executive Management

The Compensation Committee believes that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes in BB&T over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value.

The table below summarizes the stock ownership guidelines for our NEOs. Each of our NEOs currently exceeds these guidelines.

Name	Stock Ownership Guidelines	Approximate Stock Value to be held Under Stock Ownership Guidelines
Kelly S. King	6x Base Salary	$6,450,000
Christopher L. Henson	3x Base Salary	$2,100,000
Clarke R. Starnes III	3x Base Salary	$1,770,000
Daryl N. Bible	3x Base Salary	$1,770,000
Barbara F. Duck	3x Base Salary	$1,530,000
Donna C. Goodrich	3x Base Salary	$1,530,000

Risk Management

The Compensation Committee annually considers whether our executive compensation program encourages unnecessary or excessive risk taking. In reviewing the program for risk, the goal of the Compensation Committee is to design an executive compensation program to encourage prudent risk management and discourage inappropriate risk-taking by granting a diverse portfolio of compensation to our NEOs that is expected to reward the creation of shareholder value over time. To help achieve this goal, the Compensation Committee considers the risk profile of the primary compensation elements.

46    BB&T Corporation | 2018 Proxy Statement

Compensation Discussion and Analysis

The Compensation Committee believes that having market-competitive fixed base salaries discourages inappropriate risk-taking. In addition, executives have a significant proportion of compensation provided in the form of equity awards that have performance and vesting features that extend over several years, as well as stock ownership requirements; this ensures our executives have significant value tied to long-term stock price performance which discourages imprudent risk-taking. Additionally, LTIP and PSU awards are based on our performance over a three-year period, encouraging our NEOs to focus on long-term performance in addition to annual results, further reducing risk-taking that is likely to produce only short-term benefits and allowing sufficient time for risk outcomes to emerge. Our clawback and forfeiture provisions, discussed below, also discourage imprudent risk-taking.

Compensation Clawbacks and Forfeiture Provisions

Our Board believes that the current structure of BB&T’s incentive compensation recoupment practices is appropriate, effective, provides a balanced approach to risk management, and properly aligns the interests of our Executive Management and shareholders.

Our 2012 Incentive Plan and award agreements contain broad language regarding clawbacks and make all awards under the 2012 Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation Committee. Any and all amounts payable under the 2012 Incentive Plan or paid under the 2012 Incentive Plan are subject to clawback, forfeiture, and reduction to the extent determined by the Compensation Committee as necessary to comply with applicable law and/or policies adopted by BB&T. When determining incentive compensation and consistent with regulatory guidance, the Compensation Committee evaluates our current risk environment and internal control positions relevant to incentive compensation, and reviews the executive risk scorecards and other reports, provided by our Chief Risk Officer and our Chief Compliance Officer. The Compensation Committee also receives reports from our General Auditor, the head of BB&T’s internal audit function, regarding the effectiveness of our overall system of internal controls.

Responsible Equity Grant Practices

Generally, the timing of our regular annual equity awards is determined months in advance of the actual grants in order to coincide with the regular February meetings of the Board and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board or the Compensation Committee, as the case may be. For the 2017 PSU and RSU awards, the Compensation Committee used the closing price of our common stock on the grant date to determine the number of PSU and RSU awards. In addition, the 2012 Incentive Plan includes prohibitions on the repricing of stock options without shareholder approval. We are required to recognize the expense of all share-based awards (such as PSUs and RSUs) in our income statement over the award’s minimum required service period.

Pledging/Hedging of Shares

Our Codes of Ethics and Insider Trading Policy prohibit all associates, including our directors and members of Executive Management, from speculative trading in BB&T common stock (including prohibitions on buying call options and selling put options for our common stock) and place limitations on a director’s or NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of common stock. Our Corporate Governance Guidelines contain a similar restriction and also prohibit directors and Executive Management members from entering into hedging strategies that protect against downside risk in our common stock. Under our Corporate Governance Guidelines, directors and Executive Management members may only pledge shares held in excess of each individual’s share ownership requirements. In addition, the Corporate Governance Guidelines contain a grandfather provision that permits any pledge that existed prior to December 1, 2013.

Tax Considerations

2017 Compensation

Our compensation philosophy and policies are generally intended to comply with Section 162(m) to the extent the Compensation Committee determines appropriate. Prior to enactment of the Tax Cuts and Jobs Act of 2017, section 162(m) generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer (referred to as “covered employees”) unless the compensation qualified as performance-based. When establishing and administering our executive compensation programs for 2017, the Compensation Committee generally intended that performance-based compensation be deductible under Section 162(m). For 2017, our Annual Incentive Award, LTIP award and PSU award programs were intended to be eligible for the performance-based exemption available under Section 162(m) and therefore be deductible for federal income tax purposes. We are evaluating the impact of the Tax Cuts and Jobs Act as it relates to the deductibility of our 2017 long-term incentive plans. Due to the complexities of Section 162(m), however, there can be no guarantee that all amounts intended to comply with the requirements of Section 162(m) will so qualify.

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Compensation Discussion and Analysis

For the Annual Incentive Award discussed in Section 3 above, the Compensation Committee employed a performance-based compensation structure that we refer to as a “162(m) Pool,” and retained the ability to exercise negative discretion to reduce Annual Incentive Award payments to the covered employees. Under the 162(m) Pool structure, the Annual Incentive Awards for the covered employees were paid from a 162(m) Pool equal to 1.5% of BB&T’s 2017 income before taxes (pre-tax income), pursuant to a percentage of the pool assigned, within the first 90 days of 2017, to each covered employee including the following NEOs: (37.4% for Mr. King, 16.3% for Mr. Henson, 12.1% for Mr. Starnes and 9.1% for Ms. Duck). Under the BB&T Corporation 2012 Incentive Plan, as amended, each covered employee’s Annual Incentive Award payment was also subject to a $7.5 million cap on the size of each individual payment.

Impact of Tax Cuts and Jobs Act of 2017

For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act generally eliminated the “performance-based” compensation exception under 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to a larger group of named executive officers. In addition, the new tax law also provides that any named executive officer who was a covered employee in taxable years beginning on and after January 1, 2017, will continue to be a covered employee for all subsequent taxable years (including taxable years after his or her death). As a result, the Corporation may no longer take an annual deduction for any compensation paid to its expanded number of covered employees in excess of $1 million per covered employee unless “performance-based” compensation is paid pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after such date. We are still evaluating the impact of this new law on our executive compensation practices.

Conclusion

BB&T and the Compensation Committee review all elements of our executive compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. In designing the various elements of the total executive compensation program, we have taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short-term and long-term shareholder value while enabling us to retain our talented executives. We believe the total compensation for each NEO is reasonable, and we continue to improve upon our program so that its components and features are consistent with shareholder expectations, market standards and comparable programs of the peer group. The executive compensation program for the NEOs is based on our financial performance and links executive performance to our annual financial and operational results and the long-term financial interests of the shareholders. We further believe that our compensation philosophy is consistent with our corporate culture and objectives and has served, and will continue to serve, as a reasonable basis for administering our total executive compensation program, both for the NEOs and for all of our associates, for the foreseeable future.

Compensation Committee Report on Executive Compensation

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board, which include the applicable NYSE independence standards. The Compensation Committee is responsible for oversight and review of our compensation and benefit plans, including administering our executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on BB&T’s executive compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Thomas N. Thompson, Chair	Eric C. Kendrick
Anna R. Cablik	Louis B. Lynn, Ph.D.

Compensation Committee Interlocks and Insider Participation

The directors who constituted the Compensation Committee during some or all of 2017 were Anna R. Cablik, Eric C. Kendrick, Louis B. Lynn, Ph.D. and Thomas N. Thompson. None of the individuals who served as a member of the Compensation Committee during 2017 was at any time an officer or an employee of BB&T or any of its subsidiaries or, except as set forth under “Transactions With Executive Officers and Directors—Related Person Transactions,” had any relationship with us requiring disclosure under SEC regulations.

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Compensation of Executive Officers

COMPENSATION OF EXECUTIVE OFFICERS

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary ($)(1)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kelly S. King	2017	1,075,000	3,134,169	—	4,757,813	3,382,618	325,096	12,674,696
Chairman and Chief	2016	1,075,000	2,122,925	601,998	4,340,969	3,189,647	279,544	11,610,083
Executive Officer	2015	1,056,250	2,583,019	591,499	4,096,763	3,070,931	298,430	11,696,892
Christopher L. Henson	2017	700,000	1,499,400	—	2,008,854	2,832,746	152,101	7,193,101
President and Chief	2016	700,000	863,971	244,998	1,835,021	1,975,680	150,858	5,770,528
Operating Officer	2015	691,250	1,069,201	241,938	1,741,055	1,173,107	136,024	5,052,575
Clarke R. Starnes III	2017	590,000	1,146,759	—	1,509,063	2,020,281	118,145	5,384,248
Senior Executive Vice	2016	590,000	657,466	186,437	1,379,076	1,704,775	103,852	4,621,606
President and Chief Risk Officer	2015	582,500	810,227	184,069	1,308,360	1,139,457	109,304	4,133,917
Daryl N. Bible	2017	590,000	1,146,759	—	1,509,063	827,608	118,145	4,191,575
Senior Executive Vice	2016	590,000	657,466	186,437	1,379,076	583,745	103,852	3,500,576
President and Chief Financial Officer	2015	582,500	810,227	184,069	1,308,360	408,120	109,304	3,402,580
Barbara F. Duck	2017	510,000	778,763	—	1,131,111	1,405,185	91,324	3,916,383
Senior Executive Vice President and Chief Information Officer	2016	507,083	518,569	147,052	1,012,059	850,478	76,598	3,111,839
Donna C. Goodrich	2017	510,000	778,763	—	1,131,111	1,635,409	91,324	4,146,607
Senior Executive Vice President and Deposit, Operations and Fraud Manager	2016	507,083	518,569	147,052	1,012,059	1,052,288	76,598	3,313,649

(1)	Salary as a percentage of total annual compensation for each of the NEOs in 2017 was as follows: Mr. King (8.5%), Mr. Henson (9.7%), Mr. Starnes (11.0%), Mr. Bible (14.1%), Mrs. Duck (13.0%) and Mrs. Goodrich (12.3%).
(2)	The amounts in column (d) reflect the grant date fair value of the RSUs ($43.87) in 2017. The assumptions used in the calculation of the amounts in column (d) with respect to RSUs are included in Note 9 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. PSUs shown in column (d) are valued using the Monte Carlo simulation model. Actual expense assumes a maximum payout of 125% of awarded shares with a fair value per share of $41.05. The value of the relative TSR modifier was calculated based on the percentile rank of BB&T’s TSR relative to the peer group. A separate relative TSR modifier was developed for each level of ROCE vesting between 50% and 125% of target, in 1.0% increments. The price of a share of BB&T common stock used when calculating the vesting date value of a PSU assumed an annual dividend yield of 2.50% over the remaining performance measurement period. The vesting date value of a PSU was discounted to February 21, 2017, using the risk free rate to calculate the grant date present value of the award. As discussed in the Compensation Discussion and Analysis, the outstanding PSUs, RSUs and stock options remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award.

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Compensation of Executive Officers

(3)	Column (f) contains Annual Incentive Award and LTIP payments, as indicated in the below table. Payments under each award occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant.

Name	2017 Annual Incentive Award ($)	2015-2017 LTIP ($)
Kelly S. King	2,620,313	2,137,500
Christopher L. Henson	1,137,500	871,354
Clarke R. Starnes III	848,125	660,938
Daryl N. Bible	848,125	660,938
Barbara F. Duck	637,500	493,611
Donna C. Goodrich	637,500	493,611

(4)	The amounts listed in column (g) are attributable to changes in the present value of the benefits under the BB&T Corporation Pension Plan and the BB&T Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. The benefits the NEOs, including Mr. King, receive are calculated in the same manner as all plan participants. Due to Mr. King’s long tenure, he receives the maximum credit for years of service under the plans. Additionally, Mr. King would receive his retirement benefits immediately upon retirement. Consistent with all plan participants, the calculations for these benefits generally reference the highest levels of compensation over a five-year consecutive period in the ten-year period before retirement.
(5)	The detail relating to “All Other Compensation” for 2017 identified in column (h) to the Summary Compensation Table is as follows:

Name	401(k) Matching Contribution($)	NQDC Matching Contribution($)	Perquisites ($)*
Kelly S. King	16,200	308,896	—
Christopher L. Henson	16,200	135,901	—
Clarke R. Starnes III	16,200	101,945	—
Daryl N. Bible	16,200	101,945	—
Barbara F. Duck	16,200	75,124	—
Donna C. Goodrich	16,200	75,124	—

*	Pursuant to SEC rules, we have not reported perquisites to those NEOs where the value of the perquisites, in aggregate, is less than $10,000.

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Compensation of Executive Officers

2017 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)(3)(4)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)(6)(7)(8)			Grant Date Fair Value of Stock Awards ($)(9) (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Kelly S. King
Performance Share Units	2/21/2017	—	—	—	13,172	32,928	41,160	1,689,618
Restricted Stock Units	2/21/2017	—	—	—	—	32,928	—	1,444,551
Annual Incentive Award	2/21/2017	314,438	2,096,250	2,620,313	—	—	—	—
2017-2019 LTIP(1)	2/21/2017	648,978	1,622,444	2,028,055	—	—	—	—
Christopher L. Henson
Performance Share Units	2/21/2017	—	—	—	6,301	15,753	19,691	808,316
Restricted Stock Units	2/21/2017	—	—	—	—	15,753	—	691,084
Annual Incentive Award	2/21/2017	136,500	910,000	1,137,500	—	—	—	—
2017-2019 LTIP(1)	2/21/2017	315,495	788,738	985,923	—	—	—	—
Clarke R. Starnes III
Performance Share Units	2/21/2017	—	—	—	4,820	12,048	15,060	618,213
Restricted Stock Units	2/21/2017	—	—	—	—	12,048	—	528,546
Annual Incentive Award	2/21/2017	101,775	678,500	848,125	—	—	—	—
2017-2019 LTIP(1)	2/21/2017	241,522	603,804	754,755	—	—	—	—
Daryl N. Bible
Performance Share Units	2/21/2017	—	—	—	4,820	12,048	15,060	618,213
Restricted Stock Units	2/21/2017	—	—	—	—	12,048	—	528,546
Annual Incentive Award	2/21/2017	101,775	678,500	848,125	—	—	—	—
2017-2019 LTIP(1)	2/21/2017	241,522	603,804	754,755	—	—	—	—
Barbara F. Duck
Performance Share Units	2/21/2017	—	—	—	3,273	8,182	10,227	419,818
Restricted Stock Units	2/21/2017	—	—	—	—	8,182	—	358,944
Annual Incentive Award	2/21/2017	76,500	510,000	637,500	—	—	—	—
2017-2019 LTIP(1)	2/21/2017	160,270	400,675	500,844	—	—	—	—
Donna C. Goodrich
Performance Share Units	2/21/2017	—	—	—	3,273	8,182	10,227	419,818
Restricted Stock Units	2/21/2017	—	—	—	—	8,182	—	358,944
Annual Incentive Award	2/21/2017	76,500	510,000	637,500	—	—	—	—
2017-2019 LTIP(1)	2/21/2017	160,270	400,675	500,844	—	—	—	—

(1)	LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996 awards have been paid only in cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of this table. When the threshold, target and maximum payments were established in 2017 for the LTIP, such payments were based on each executive’s base salary for 2017 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments will be based on the actual average salary over the three-year performance cycle. For our 2017-2019 LTIP, payouts are subject to increase/reduction based on TSR percentile performance relative to our peer group TSR for the three-year performance period.
(2)	The amounts shown in column (c) reflect the threshold payment level under the applicable award. For the Annual Incentive Award, the threshold payment is 15% of the target amount, which is presented in column (d). For the LTIP, the threshold payment is 40% of the target amount (assuming maximum reduction based on TSR performance), which is presented in column (d).
(3)	The amounts shown in column (d) reflect the target payment level under the applicable award.
(4)	The amounts shown in column (e) reflect the maximum payment level possible under the applicable award. For the Annual Incentive Award and the LTIP, the maximum payment is 125% of the target amount, which is presented in column (d).
(5)	If the performance and vesting criteria for PSUs and RSUs are not met, awards are subject to reduction, forfeiture, or nonpayment.
(6)	PSUs vest on March 15, 2020 and each PSU represents the right to receive one share of common stock on the vesting date. The ultimate number of PSUs that will vest will be determined by BB&T’s performance over the three-year performance period. PSUs are subject to increase/reduction based on TSR percentile performance relative to our peer group TSR for the three-year performance period. The amounts shown in column (f) reflect the threshold payment level of 40% of the target amount (assuming maximum reduction based on TSR performance).
(7)	The amounts shown in column (g) reflect the target payment level under the applicable award.
(8)	The amounts shown in column (h) reflect the maximum payment level possible under the applicable award. For PSUs, the maximum payout level is 125% of the target amount.
(9)	This column reflects the grant date fair value, computed in accordance with SEC rules, of PSUs and RSUs granted in 2017. Please refer to Note (2) in the Summary Compensation Table for additional detail on the grant date fair value of awards.

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Compensation of Executive Officers

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS	STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kelly S. King	60,000	—	—	27.73	2/22/2021	—	—	—	—
	180,789	—	—	30.09	2/21/2022	—	—	—	—
	101,806	—	—	30.08	2/26/2023	—	—	—	—
	71,611	—	—	37.55	2/25/2024	—	—	—	—
	80,475	—	40,239	38.22	2/24/2025	—	—	—	—
	51,851	—	103,704	32.10	2/23/2026	—	—	—	—
	—	—	—	—		—	—	145,583	7,238,387
Christopher L. Henson	29,763	—	—	37.55	2/25/2024	—	—	—	—
	32,917	—	16,458	38.22	2/24/2025	—	—	—	—
	21,102	—	42,205	32.10	2/23/2026	—	—	—	—
	—	—	—	—		—	—	64,267	3,195,355
Clarke R. Starnes III	22,629	—	—	37.55	2/25/2024	—	—	—	—
	25,043	—	12,522	38.22	2/24/2025	—	—	—	—
	16,058	—	32,117	32.10	2/23/2026	—	—	—	—
	—	—	—	—		—	—	48,960	2,434,291
Daryl N. Bible	56,158	—	—	30.09	2/21/2022	—	—	—	—
	32,147	—	—	30.08	2/26/2023	—	—	—	—
	22,629	—	—	37.55	2/25/2024	—	—	—	—
	25,043	—	12,522	38.22	2/24/2025	—	—	—	—
	16,058	—	32,117	32.10	2/23/2026	—	—	—	—
	—	—	—	—		—	—	48,960	2,434,291
Barbara F. Duck	36,455	—	—	30.09	2/21/2022	—	—	—	—
	21,587	—	—	30.08	2/26/2023	—	—	—	—
	15,396	—	—	37.55	2/25/2024	—	—	—	—
	17,667	—	8,833	38.22	2/24/2025	—	—	—	—
	12,665	—	25,333	32.10	2/23/2026	—	—	—	—
	—	—	—	—		—	—	35,051	1,742,736
Donna C. Goodrich	8,505	—	—	27.73	2/22/2021	—	—	—	—
	36,455	—	—	30.09	2/21/2022	—	—	—	—
	21,587	—	—	30.08	2/26/2023	—	—	—	—
	15,396	—	—	37.55	2/25/2024	—	—	—	—
	17,667	—	8,833	38.22	2/24/2025	—	—	—	—
	12,665	—	25,333	32.10	2/23/2026	—	—	—	—
	—	—	—	—		—	—	35,051	1,742,736

(1)	Column (d) Unearned and Unvested Stock Options

Stock Options Unearned and Unvested at Year-End

Grant Date	Vesting Date (Subject to performance)	Mr. King	Mr. Henson	Mr. Starnes	Mr. Bible	Ms. Duck	Ms. Goodrich
2/24/2015	3/15/2018	40,239	16,458	12,522	12,522	8,833	8,833
2/23/2016	3/15/2018	51,852	21,103	16,059	16,059	12,666	12,666
	3/15/2019	51,852	21,102	16,058	16,058	12,667	12,667

If the performance criteria are not met, up to 100% of the unvested portion of the stock options is subject to forfeiture. For the 2017 fiscal year, the Compensation Committee determined that the performance criteria had been met.

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Compensation of Executive Officers

(2)	Column (i) Unearned and Unvested Restricted Stock Units and Performance Share Units

Unearned and Unvested Restricted Stock Units at Year-End

Grant Date	Vesting Date (Subject to performance)	Mr. King	Mr. Henson	Mr. Starnes	Mr. Bible	Ms. Duck	Ms. Goodrich
2/24/2015	3/15/2018	20,635	8,441	6,421	6,421	4,530	4,530
12/31/2015	2/15/2018	4,540	1,984	1,477	1,477	970	970
	2/15/2019	4,541	1,983	1,477	1,477	970	970
2/23/2016	3/15/2018	25,005	10,177	7,744	7,744	6,108	6,108
	3/15/2019	25,006	10,176	7,745	7,745	6,109	6,109
2/21/2017	3/15/2018	10,975	5,250	4,015	4,015	2,727	2,727
	3/15/2019	10,976	5,251	4,016	4,016	2,728	2,728
	3/15/2020	10,977	5,252	4,017	4,017	2,727	2,727

Included in this column are RSUs granted in 2017 that are unearned and outstanding at year-end. If the performance criteria are not met, up to 100% of the unvested portion of the RSUs is subject to forfeiture. For the 2017 fiscal year, the Compensation Committee determined that the performance criteria had been met.

Unearned and Unvested Performance Units at Year-End

Grant Date	Performance Period	Mr. King	Mr. Henson	Mr. Starnes	Mr. Bible	Ms. Duck	Ms. Goodrich
2/21/2017	2017-2019	32,928	15,753	12,048	12,048	8,182	8,182

Also included in this column are the target number of PSUs granted in 2017 that are unearned and outstanding at year-end. If the performance criteria are not met, up to 100% of the unvested portion of the PSUs is subject to forfeiture.

OPTION EXERCISES AND STOCK VESTED IN 2017(1)

Option Awards	Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kelly S. King	356,728	4,400,252	70,064	3,343,219
Christopher L. Henson	297,256	4,405,147	28,863	1,377,326
Clarke R. Starnes III	146,387	1,669,295	21,924	1,046,194
Daryl N. Bible	101,902	921,892	21,924	1,046,194
Barbara F. Duck	160,595	1,787,748	15,882	757,681
Donna C. Goodrich	140,152	1,626,816	15,882	757,681

(1)	This table presents gross share amounts, without accounting for cashless exercises or shares withheld upon vesting for payment of taxes.
(2)	Based on the $47.87 closing price of BB&T’s common stock on February 14, 2017, $48.11 on February 24, 2017, and $47.53 on March 14, 2017, the trading days immediately prior to the vesting dates.

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Compensation of Executive Officers

2017 PENSION BENEFITS(1)

Name	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kelly S. King	Q	35	3,648,958	—
	NQ	35	31,882,014	—
Christopher L. Henson	Q	33	2,436,728	—
	NQ	33	10,562,183	—
Clarke R. Starnes III	Q	35	2,486,648	—
	NQ	35	8,828,564	—
Daryl N. Bible	Q	10	2,186,954	—
	NQ	10	932,618	—
Barbara F. Duck	Q	30	1,999,736	—
	NQ	30	3,452,347	—
Donna C. Goodrich	Q	33	2,303,527	—
	NQ	33	4,608,103	—

(1)	The 2017 Pension Benefits table shows the estimated present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2017.
(2)	Q = BB&T Corporation Pension Plan.
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan.
(3)	Each plan limits the years of credited service to a maximum of 35 years.

NARRATIVE TO 2017 PENSION BENEFITS TABLE

We maintain the BB&T Corporation Pension Plan (the “Pension Plan”) and the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 12 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2017, and filed with the SEC on February 21, 2018. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Pension Plan is a tax-qualified defined benefit pension plan for eligible associates. Most associates of BB&T and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Our contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation plus 0.5% of the participant’s final average compensation in excess of Social Security covered compensation, multiplied by the number of years of creditable service completed up to a maximum of 35 years. A participant’s final average compensation is his or her average annual cash compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated associates, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

Retirement. Mr. King, Mr. Henson, Mr. Starnes, Mr. Bible and Mrs. Goodrich have met the requirements for retirement under the Pension Plan and the Non-Qualified Defined Benefit Plan; Mrs. Duck currently is not eligible for retirement. Associates with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If an associate begins pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

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Compensation of Executive Officers

2017 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2017 ($)(1)	BB&T Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2017 ($)(4)
Kelly S. King	308,896	308,896	561,934	—	9,151,000
Christopher L. Henson	159,452	135,901	451,165	—	4,014,912
Clarke R. Starnes III	119,835	101,945	254,619	—	2,081,303
Daryl N. Bible	231,969	101,945	264,192	—	2,918,144
Barbara F. Duck	75,124	75,124	127,246	—	1,610,556
Donna C. Goodrich	75,124	75,124	159,836	—	1,283,572

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries, Annual Incentive Award and LTIP payments received by each NEO in 2017.
(2)	This column represents BB&T’s matching contributions credited to the accounts of the NEOs during 2017 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2017 Summary Compensation Table.
(3)	This column reflects earnings or losses on plan balances in 2017. Earnings may increase or decrease depending on the performance of the elected deemed investment options. These earnings are not above-market or preferential and thus are not reported in the 2017 Summary Compensation Table.
(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and BB&T’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.

NARRATIVE TO 2017 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”) is an excess benefit plan that provides supplemental benefits to certain highly-compensated associates, including the NEOs, to the extent that their benefits under the BB&T Corporation 401(k) Savings Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2017, eligible associates were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants, including each NEO, eligible to receive a matching contribution up to 6% of his or her compensation. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Plan with the exception that no deemed investments of BB&T common stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. The Non-Qualified Defined Contribution Plan also provides participants in our incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

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Compensation of Executive Officers

Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs pursuant to existing plans and arrangements in the event of their termination or a change of control at December 31, 2017 are shown in the table below. BB&T has entered into employment agreements with each member of Executive Management, including each of the NEOs. Several of the important provisions of these employment agreements are discussed below, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

	Voluntary / Retirement ($)	For Cause ($)	Death / Disability ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Kelly S. King
Severance	—	—	—	14,693,769	14,693,769
LTIP(1)	—	—	—	—	3,807,333
PSUs(1)	—	—	—	—	1,637,180
Stock Options and RSUs(2)(3)	7,891,220	—	7,891,220	7,891,220	7,891,220
Welfare Benefits(4)	—	—	—	39,255	39,255
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	7,891,220	—	7,891,220	22,644,244	28,088,757

Christopher L. Henson
Severance	—	—	—	7,605,064	7,605,064
LTIP(1)	—	—	—	—	1,592,354
PSUs(1)	—	—	—	—	783,239
Stock Options and RSUs(2)(3)	3,345,035	—	3,345,035	3,345,035	3,345,035
Welfare Benefits(4)	—	—	—	36,453	36,453
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	3,345,035	—	3,345,035	11,006,552	13,382,145

Clarke R. Starnes III
Severance	—	—	—	5,907,228	5,907,228
LTIP(1)	—	—	—	—	1,209,638
PSUs(1)	—	—	—	—	599,027
Stock Options and RSUs(2)(3)	2,545,169	—	2,545,169	2,545,169	2,545,169
Welfare Benefits(4)	—	—	—	36,453	36,453
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	2,545,169	—	2,545,169	8,508,850	10,317,515

Daryl N. Bible
Severance	—	—	—	5,907,228	5,907,228
LTIP(1)	—	—	—	—	1,209,638
PSUs(1)	—	—	—	—	599,027
Stock Options and RSUs(2)(3)	—	—	2,545,169	2,545,169	2,545,169
Welfare Benefits(4)	—	—	—	36,453	36,453
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	(216,138)

Total	—	—	2,545,169	8,508,850	10,101,377

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Compensation of Executive Officers

	Voluntary / Retirement ($)	For Cause ($)	Death / Disability ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Barbara F. Duck
Severance	—	—	—	4,566,176	4,566,176
LTIP(1)	—	—	—	—	910,985
PSUs(1)	—	—	—	—	406,809
Stock Options and RSUs(2)(3)	—	—	1,883,874	1,883,874	1,883,874
Welfare Benefits(4)	—	—	—	32,043	32,043
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	(734,817)

Total	—	—	1,883,874	6,502,093	7,085,070

Donna C. Goodrich
Severance	—	—	—	4,566,176	4,566,176
LTIP(1)	—	—	—	—	910,985
PSUs(1)	—	—	—	—	406,809
Stock Options and RSUs(2)(3)	1,883,874	—	1,883,874	1,883,874	1,883,874
Welfare Benefits(4)	—	—	—	32,043	32,043
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	1,883,874	—	1,883,874	6,502,093	7,819,887

(1)	Following termination due to retirement, death, disability, or other than just cause or good reason, LTIP awards and PSUs remain subject to the Corporation’s actual performance; therefore, no amounts are shown for these scenarios. Following a change of control, the NEO is entitled to LTIP payments, prorated through the date of the change of control. The amounts shown above include actual payments for the 2015-2017 LTIP cycle and projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2017, assuming that the Corporation’s performance criteria are met at 100% of the NEO’s target opportunity and such payment being prorated through the date of the change of control. Following a change of control, the NEO is entitled to PSU payments, with performance based on actual results for the completed calendar year(s) and target performance assumed for the remaining uncompleted calendar year(s). The amounts shown above reflect the market value of the PSU awards at target.
(2)	Value computed for each stock option grant by multiplying (i) the difference between (a) $49.72, the closing market price of a share of our common stock on December 31, 2017, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to each option that vests.
(3)	Value determined by multiplying the number of RSUs that vest by $49.72, the closing market price of a share of our common stock on December 31, 2017.
(4)	Amounts include life, medical, and disability benefits to be paid under the applicable employment agreement.
(5)	The amount reflects the reduction to the NEO’s payments such that payments are not deemed as “excess parachute payments” under Code Section 280G, as amended. For NEOs who are retirement eligible, amounts related to LTIP awards, PSUs, stock options and RSUs are not included in the calculation of excess parachute payments.

NARRATIVE TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

Amounts shown in the table above assume the NEO terminates employment on December 31, 2017, and are estimates of the amounts the NEO would receive upon termination. The actual amounts to be paid can only be determined at the time of a NEO’s termination of employment. The amounts reported above do not include amounts that would be provided to a NEO under plans and arrangements that are generally available to all salaried associates. The amounts listed above also do not include amounts reported in the “2017 Pension Benefits” and “2017 Non-qualified Deferred Compensation” tables.

Voluntary Termination or Retirement. Upon voluntary termination by a NEO, any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility) would be forfeited. Messrs. King, Henson, Starnes and Mrs. Goodrich, are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible.” Therefore, upon the end of their employment with the Corporation each would generally be entitled to accelerated vesting of outstanding unvested equity awards. Under the terms of the 2012 Incentive Plan, Mr. Bible did not meet the requirements of qualifying as retirement eligible as of December 31, 2017.

Termination for Just Cause. If the Corporation or Branch Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

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Compensation of Executive Officers

Payments Made Upon Death or Disability. In the event of the death or disability, and subsequent termination, of any of any of our NEOs, the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans. The Corporation generally does not terminate associates as a result of disability.

Termination for Other than Just Cause or Voluntary Termination for Good Reason. If a NEO’s employment is terminated either (i) through voluntary termination by a NEO for “Good Reason” or (ii) by the Corporation or Branch Bank other than for “Just Cause,” he or she will be entitled to receive monthly payments of cash compensation (including salary and bonuses) equal to one-twelfth of the highest annual amount of such compensation over the past three years, for officers other than Mr. King, and the officer will also receive associate welfare benefits, including health care, and outplacement services, for the full three year term (or, for officers other than Mr. King, until age 65 if that is a shorter period). For Mr. King, the amount of severance benefits due, if any, is determined by reference to Mr. King’s average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation.

In addition, the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans. The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described below.

Change of Control. The employment agreements of NEOs, other than Mr. King, provide that if a NEO’s employment is terminated by the NEO or the Corporation for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” of the Corporation, the NEO will be entitled to receive the termination compensation and the other benefits described above under column titled, “Change of Control” in the table above. However, in the event of a termination in connection with a “Change of Control,” the NEO generally will not be required to comply with the noncompetition and nonsolicitation provisions of the applicable employment agreement. Mr. King’s employment agreement requires, in reference to “Change of Control,” that a termination by Mr. King be a termination for “Good Reason” or that a termination by the Corporation or Branch Bank be without “Just Cause” in order for Mr. King to receive such compensation and benefits.

A “Change of Control” is generally deemed to have occurred under the employment agreements if:

(a)	any person or group acquires 20% or more of the voting securities of the Corporation;

(b)	during any two-year period, persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board of Directors;

(c)	the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the transaction being held by persons who were shareholders of the Corporation immediately prior to the transaction;

(d)	the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or

(e)	any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control.

In addition, for the NEOs other than Mr. King, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists.

Employment Agreements. We have entered into employment agreements with each NEO to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. The employment agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that BB&T or Branch Bank may from time to time extend to its similarly situated officers. During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of BB&T and Branch Bank, pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T or Branch Bank may from time to time extend to its officers.

The employment agreements for the NEOs provide that, under certain circumstances upon leaving the employment of BB&T and Branch Bank, the executive may not compete in the banking business, directly or indirectly, against the Corporation,

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Compensation of Executive Officers

Branch Bank and their affiliates. This prohibition generally precludes the NEO from working for a direct competitor with a banking presence within the continental United States. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any of our depositors, customers, or affiliates, or inducing any of our associates to terminate their employment with BB&T or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.”

The employment agreements have terms of 36 months that automatically extend monthly by an additional month, absent contrary notice by either party. The term of any employment agreement ends when such NEO reaches age 65, with the exception of Mr. King, whose employment agreement does not contain that provision. The Compensation Committee believes that a three-year term provides appropriate incentives for retention, protections against unjustified terminations, and is in line with other financial services companies. The employment agreements provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Code. Payments in excess of these limits are often referred to as “excess parachute payments,” and exceeding the Section 280G limits generally triggers an excise tax on the payments.

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Compensation of Directors

COMPENSATION OF DIRECTORS

2017 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Jennifer S. Banner	126,000	107,793	233,793
K. David Boyer, Jr.	94,500	107,793	202,293
Anna R. Cablik	108,000	107,793	215,793
James A. Faulkner	106,000	107,793	213,793
I. Patricia Henry	94,500	107,793	202,293
Eric C. Kendrick	96,000	107,793	203,793
Louis B. Lynn, Ph.D.	91,500	107,793	199,293
Charles A. Patton	126,000	107,793	233,793
Nido R. Qubein	93,000	107,793	200,793
William J. Reuter	94,500	107,793	202,293
Tollie W. Rich, Jr.	96,000	107,793	203,793
Christine Sears	90,000	107,793	197,793
Thomas E. Skains	126,000	107,793	233,793
Thomas N. Thompson	120,000	107,793	227,793
Stephen T. Williams	114,000	107,793	221,793

(1)	Kelly S. King is not included in this table because during 2017 he was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by Mr. King as an employee of the Corporation is shown in the 2017 Summary Compensation Table above. James A. Faulkner and Stephen T. Williams retired from the Board, effective December 31, 2017.
(2)	In February 2017, each then serving non-employee director received 2,292 restricted stock units with a grant date fair value of $47.03 for each unit. The amounts in this column reflect the grant date fair value for restricted stock unit awards for the fiscal year ended December 31, 2017. The assumptions used in the calculation of these amounts for awards granted in 2017 are included in Note 9 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

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Compensation of Directors

(3)	The outstanding stock options and RSUs held by each director as of December 31, 2017 were as follows:

Name	Stock Options (#)	RSUs (#)
Jennifer S. Banner	—	533
K. David Boyer, Jr.	7,506	533
Anna R. Cablik	21,025	533
James A. Faulkner	—	—
I. Patricia Henry	—	533
Eric C. Kendrick	—	533
Louis B. Lynn, Ph.D.	—	533
Charles A. Patton	—	533
Nido R. Qubein	21,025	533
William J. Reuter	17,640	—
Tollie W. Rich, Jr.	—	533
Christine Sears	1,058	—
Thomas E. Skains	7,506	533
Thomas N. Thompson	—	533
Stephen T. Williams	—	—

NARRATIVE TO 2017 DIRECTOR COMPENSATION TABLE

The director compensation shown in the table above reflects total compensation paid to each director for service as a joint member on the Boards of BB&T and Branch Bank. A director who is also an associate of BB&T or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors.

In 2017, our non-management directors received the following fees:

Amount of Retainer	Position
$60,000	• Each non-management director
$15,000

•  Chair of the Audit Committee

•  Chair of the Compensation Committee

•  Chair of the Executive Committee

•  Chair of the Nominating and Corporate Governance Committee

•  Chair of the Risk Committee

•  Lead Director

$10,000	• Chair of Branch Bank Trust Committee
$1,500 for each Board and committee meeting attended	• All non-management directors and assigned committee members

2017 Director Equity Awards

•  The Board approved $110,000 in equity-based compensation, issued in the form of RSUs that 100% vest at the end of the year.

•  If Board service is terminated due to disability or death, all unvested RSUs granted to a non-employee director would fully vest as of the date of disability or death.

•  If Board service is terminated for any other reason, any unvested RSUs outstanding as of the date of termination would be forfeited.

•  Upon a change of control, all unvested RSUs would become fully vested and a corresponding number of shares of BB&T common stock would be issuable to each director holding such RSUs.

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Compensation of Directors

Non-Employee Directors’ Deferred Compensation Plan. We maintain the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan. This plan permits participating non-employee directors to defer 50% or 100% of their retainer or meeting fees into a deferred savings account. Deferrals are fully vested at all times and are payable in cash upon termination of the director’s service on the Board.

Stock Ownership Guidelines. BB&T requires non-employee directors to hold or control an amount of common stock equal to 5x his or her annual retainer. All non-employee directors are expected to meet this ownership requirement by the later of (i) five years following his or her initial appointment as a director, or (ii) such period of time as it may take to reach the ownership requirement threshold by holding shares or RSUs granted by BB&T pursuant to our equity compensation arrangements.

PAY RATIO DISCLOSURE

This year, new rules enacted by the SEC require us to disclose the ratio of the annual total compensation of our CEO, Kelly King, to the median employee’s (associate’s) annual total compensation. For 2017, Mr. King’s annual total compensation was $12,692,776 and the median associate’s annual total compensation was $84,550. Based upon this information, the ratio of the annual total compensation of Mr. King to the median associate was 150 to 1.

In identifying our median associate, we examined our associate population as of December 31, 2017. Our median associate was determined by reviewing wages, tips and other compensation on payroll records for our associate population, as reported to the IRS on Form W-2. We calculated the ratio based on total U.S. associates of 37,011 on this date. In addition, as permitted by SEC rules, we chose to exclude 35 associates employed in Canada, given the small number of associates in that jurisdiction.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

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Proposal 4—Approval of an Amendment to the BB&T Corporation Bylaws Eliminating Supermajority Voting Provisions

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE BB&T CORPORATION BYLAWS ELIMINATING SUPERMAJORITY VOTING PROVISIONS

The Board of Directors recommends that BB&T Corporation’s bylaws (the “bylaws”) be amended to remove all supermajority voting requirements. Our bylaws require a two-thirds vote from our common shareholders to amend a few fundamental corporate governance bylaw provisions, including:

•	director terms (currently annual elections),

•	board size (currently limited to between three and 25 members),

•	director removal (currently only for cause and only by a vote of shareholders),

•	board vacancies (vacancies, including vacancies not filled by shareholders, may be filled by a majority of the remaining directors, subject to specified limits), and

•	amendment of the bylaws.

At the 2017 Annual Meeting of BB&T’s shareholders, our shareholders approved a proposal submitted by one of our common shareholders requesting that the Board of Directors take the steps necessary to eliminate the supermajority voting provisions in BB&T’s articles of incorporation and bylaws. Approximately 62% of our shareholders voted to approve the proposal.

After careful consideration of the vote results at the 2017 Annual Meeting and the Corporation’s discussions with shareholders, the Board recommends an amendment to our bylaws to eliminate all supermajority voting requirements. If the amendment to our bylaws is approved, under North Carolina law, future amendments to these bylaw provisions would require approval by shareholders representing a majority of the votes cast on a matter.

The Nominating and Corporate Governance Committee and Board recommend this Proposal 4 due in significant part to the results of the shareholder proposal which passed at the 2017 Annual Meeting and the feedback received from shareholders during the course of the Corporation’s shareholder engagement efforts. In particular, during the fall of 2017, we contacted 48 of our 50 largest shareholders, representing approximately 47% of our outstanding shares, in order to solicit feedback on our approach to eliminate the supermajority vote requirements in our bylaws, and to retain the supermajority vote requirements in our articles of incorporation for reasons described below. Our shareholders supported this approach.

In advocating against the shareholder proposal at the 2017 Annual Meeting, the Board explained that the supermajority requirements in our bylaws were limited to the few fundamental corporate governance provisions outlined above, and served as a protection against arbitrary amendment to these provisions. With respect to amending the articles of incorporation, the Board explained that the supermajority provisions included in our articles of incorporation are exclusively limited to the terms of the five series of preferred stock that BB&T had previously issued to investors. The Board further noted that the supermajority voting provisions included in the preferred stock designations do not diminish the voting rights of holders of common stock generally and do not further any management entrenchment concerns. Since these supermajority voting provisions were customary market terms for preferred stock instruments, approving the proponent’s proposal and requiring BB&T to take action to remove the supermajority provisions included in the outstanding preferred stock designations would likely impede BB&T’s future ability to access capital markets, which would be harmful to BB&T and its shareholders.

The text of the proposed amendment to Article IX, Section 4 of our bylaws to eliminate these supermajority requirements is set forth below.

BYLAWS

Article IX, Section 4 of the bylaws currently requires the affirmative vote of the combined voting power of two-thirds of the total number of shares outstanding to amend, alter, change or repeal Article III, Sections 2, 4 and 5 and Section 4 of Article IX of the bylaws, which as described above relate to director terms (currently annual elections), board size (currently limited to between three and 25 members), director removal (currently only for cause and only by a vote of shareholders), board vacancies (vacancies, including vacancies not filled by shareholders, may be filled by a majority of the remaining directors, subject to specified limits), and amendment of the bylaws.

Upon the approval by our shareholders of the proposed amendment, Article IX, Section 4 of our bylaws would be amended as follows, with the proposed deletion stricken through as indicated below:

Amendments: Except as otherwise provided herein, these bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the directors then holding office at any regular or special meeting of the Board of Directors, provided ten days’ notice of the proposed amendment has been given to each member of the Board of Directors.

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Proposal 4—Approval of an Amendment to the BB&T Corporation Bylaws Eliminating Supermajority Voting Provisions

The Board of Directors shall have no power to adopt a bylaw: (i) requiring more than a majority of the voting shares for a quorum at a regular meeting of the shareholders or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; (ii) providing for the management of the corporation otherwise than by the Board of Directors or its Executive Committee; (iii) increasing or decreasing the number of directors; or, (iv) that is inconsistent with the requirements of the laws of the State of North Carolina and of the articles of incorporation.

No bylaw adopted or amended by the shareholders shall be altered or repealed by the Board of Directors. ~~The affirmative vote of two-thirds of the total number of shares outstanding~~ Shareholder approval shall be required to amend, alter, change or repeal Article III, Sections 2, 4 and 5 and this Section 4 of Article IX of these bylaws.

If the amendment to our bylaws is approved, under North Carolina law, amendments to these bylaw provisions would require approval by shareholders representing a majority of the votes cast on a matter.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of at least two-thirds of the outstanding shares of BB&T common stock is required for approval of the Bylaw amendment. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

64    BB&T Corporation | 2018 Proxy Statement

Proposal 5—Shareholder Proposal: Decrease Percentage of Ownership Required to Call Special Meeting

PROPOSAL 5—SHAREHOLDER PROPOSAL: DECREASE PERCENTAGE OF OWNERSHIP REQUIRED TO CALL SPECIAL MEETING

The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021. Mr. Steiner owns at least 500 shares of our common stock.

Proposal 5—Special Shareowner Meetings

Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% permitted by state law). This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies, which typically have better governance than smaller capitalized companies, enable shareholders to call special meetings and to act by written consent. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Governance text to implement shareholder called special meetings is best if it is brief and in plain English.

Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

Special meetings can be a means to elect directors with better qualifications than current directors after 2018. For instance, Nido Qubein was an inside director with 27-years long tenure and received 9% in negative votes. This 9% in negative votes compares to Charles Patton receiving 1% in negative votes. Our Lead Director, Jennifer Banner, also has long-tenure. (The fact that our Lead Director cannot call a special meeting may be a red flag that our Board does not believe in the role of a strong lead director.)

Enabling shareholder-called special meetings may also be an incentive for our Board to improve the assignments of our existing directors. For instance Tollie Rich is a director who is not completely independent and he was on our audit committee. Some companies do not allow an inside director to serve on the audit committee.

This shareholder proposal may receive significant support because another shareholder proposal received 62% support at our 2017 annual meeting.

Please vote to enhance shareholder value:

Special Shareowner Meetings—Proposal 5

Statement of the Board of Directors in Opposition to the Shareholder

Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 5

BB&T is supportive of a properly defined special meeting mechanism and has already implemented a special meeting right for its shareholders on terms that we believe serve the best interests of the Corporation and its shareholders. We amended our bylaws on December 19, 2017, to permit shareholders owning 20% of BB&T’s outstanding common stock to call a special shareholder meeting upon written request to the Board. The Board adopted the shareholder special meeting right, including the 20% ownership threshold, after careful consideration and engagement with many of our shareholders, and we believe that our existing special meeting right is most appropriate for the Corporation and its shareholders at this time.

The Board Adopted a Meaningful, Balanced Shareholder Right to Call a Special Meeting After Consultation with our Shareholders

The Board adopted the current shareholder right to call a special meeting after engagement with a significant portion of our shareholders and evaluation of a number of different factors, including the interests of our total shareholder base, the resources required to convene a special meeting, the responsiveness of our Board to shareholder concerns, and the existing opportunities BB&T’s shareholders have to engage with the Corporation in between annual meetings. In particular, during the fall of 2017, we contacted 48 of our 50 largest shareholders, representing approximately 47% of our outstanding shares, in order to solicit feedback on the adoption of a special meeting right for shareholders. Our shareholders supported this initiative

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Proposal 5—Shareholder Proposal: Decrease Percentage of Ownership Required to Call Special Meeting

and in general preferred a minimum ownership threshold level of greater than 10%, based on each issuer’s unique circumstances. In adopting the special meeting right and in particular a 20% threshold, the Board also considered the composition of our shareholder base, in which two shareholders hold, in the aggregate, greater than 10% of our common stock. We believe that a 20% threshold provides a reasonable and proper balance between the enhanced rights provided in granting our shareholders the ability to call a special meeting and the Corporation’s desire to minimize the potential misuse of such right by a small group of minority shareholders.

Convening a meeting of shareholders imposes significant administrative and operational costs on the Corporation. The Corporation must prepare required disclosures, print and distribute materials, solicit proxies, and tabulate votes. The Board and management must devote time to preparing for and conducting the meeting, distracting them from managing the business and enhancing returns for all shareholders. Because special meetings require a considerable diversion of resources, they should be limited to circumstances where a substantial number of shareholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Unlike a 10% ownership threshold, the Corporation’s 20% threshold prevents special interest groups with small minority interests from calling a special meeting and imposing these costs on all shareholders even when most shareholders do not want a special meeting. Therefore, the Board believes that the existing right for our shareholders to call a special meeting is reasonable to provide an additional mechanism to address important issues.

We Maintain Strong Corporate Governance Practices and a Robust Shareholder Engagement Program

Our Board of Directors believes that maintaining a strong corporate governance framework is essential to the success of BB&T. Our Nominating and Corporate Governance Committee and Board of Directors regularly consider corporate governance developments and recommend changes when appropriate to BB&T’s governing documents. In recommending that our shareholders vote against this proposal, the Board asks you to consider that the Corporation’s shareholders already have a meaningful special meeting right that was adopted after consultation with our largest shareholders. The existing special meeting right augments the Corporation’s other corporate governance practices that are designed to promote the consideration of shareholders’ views, including:

•	proxy access;

•	a robust and responsive shareholder engagement program;

•	the annual election of all directors;

•	the opportunity to communicate directly with members of our Board of Directors; and

•	majority voting for the election of directors in uncontested elections.

The Board believes that the implementation of this proposal would adversely affect our carefully considered corporate governance program and, therefore, is neither necessary nor in the best interest of BB&T and its shareholders.

In light of our history of strong corporate governance practices and our implementation of a special meeting right following extensive shareholder engagement, the Board believes that adoption of this shareholder proposal is not necessary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

66    BB&T Corporation | 2018 Proxy Statement

Stock Ownership Information

STOCK OWNERSHIP INFORMATION

The table below sets forth the beneficial ownership of BB&T common stock by all directors, the named executive officers in this proxy statement (or NEOs), all directors and executive officers of BB&T as a group and each person who is known to be the beneficial owner of more than five percent of our common stock as of February 14, 2018. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. Applicable percentage ownership is based on 777,360,658 shares of BB&T common stock outstanding as of February 14, 2018.

Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Percentage of Common Stock
Directors and Executive Officers
Jennifer S. Banner	19,767		533	*
K. David Boyer, Jr.	13,010		8,039	*
Anna R. Cablik	31,923		15,761	*
I. Patricia Henry	13,093		533	*
Eric C. Kendrick	167,388	(3)	533	*
Kelly S. King	458,209	(4)	639,778	*
Louis B. Lynn, Ph.D.	9,467		533	*
Charles A. Patton	66,287		533	*
Nido R. Qubein	63,053	(5)	533	*
William J. Reuter	45,014		17,640	*
Tollie W. Rich, Jr.	124,181	(6)	533	*
Christine Sears	14,736		1,058	*
Thomas E. Skains	23,689	(7)	8,039	*
Thomas N. Thompson	559,980	(8)	533	*
Daryl N. Bible	118,075		200,273	*
Barbara F. Duck	114,280		139,604	*
Donna C. Goodrich	66,726	(9)	152,137	*
Christopher L. Henson	180,407	(10)	126,093	*
Clarke R. Starnes III	119,722		111,968	*
Directors and Executive Officers as a group (26 persons)	2,386,071	(11)	1,592,074	*
Beneficial Owners Holding More Than 5%
BlackRock, Inc.(12) 55 East 52nd Street New York, NY 10022	48,777,305		—	6.20%
The Vanguard Group, Inc.(13) 100 Vanguard Blvd. Malvern, PA 19355	54,598,762		—	7.08%

*	Less than 1%.
(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs), affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan, the BB&T Corporation Non-Qualified Defined Contribution, and Individual Retirement Accounts (IRAs). With respect to shares pledged, our Corporate Governance Guidelines limit pledging activity so that share pledges by directors and members of Executive Management are limited to those shares in excess of each individual’s shares ownership requirement (share pledges which existed prior to December 1, 2013 are exempt from this requirement).
(2)	Amount includes options to acquire shares of BB&T common stock that are or become exercisable within sixty days of February 14, 2018 and restricted stock units that will vest within sixty days of that date.

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Stock Ownership Information

(3)	Amount includes 35,011 shares held by spouse with sole investment and voting powers.
(4)	Amount includes 61,085 shares held by spouse with sole investment and voting powers.
(5)	Amount includes 8,641 shares held by spouse with sole investment and voting powers and 3,154 shares held by spouse as custodian for child with sole investment and voting powers.
(6)	Amount includes 6,000 shares held by spouse and 56,511 shares held by spouse’s trust for which Mr. Rich, as co-trustee, shares investment and voting powers. Amount also includes 2,548 shares held by his mother with sole investment and voting powers.
(7)	Amount includes 21,189 shares jointly owned with spouse with shared investment and voting powers. Amount also includes 2,500 shares held in an IRA.
(8)	Amount includes 3,814 shares held by his son. Amount also includes 199,938 shares pledged as security.
(9)	Amount includes 12,611 shares held by spouse with sole investment and voting powers.
(10)	Amount includes 1,269 shares held as custodian for minor children.
(11)	Amount includes an aggregate of 214,458 shares pledged as security. All shares pledged as security by our directors and officers are pledged in compliance with the limitations on pledging, and applicable exclusions, found in our Corporate Governance Guidelines. See our discussion of pledging restrictions under “Pledging/Hedging of Shares.”
(12)	Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 18, 2018 BlackRock beneficially owned 48,777,305 shares of common stock as of December 31, 2017, with sole voting power over 42,326,238 shares, shared voting power over no shares, sole dispositive power over 48,777,305 shares and shared dispositive power over no shares.
(13)	Based upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 12, 2018, Vanguard beneficially owned 54,598,762 shares of common stock as of December 31, 2017, with sole voting power over 1,114,215 shares, shared voting power over 191,967 shares, sole dispositive power over 54,598,762 shares and shared dispositive power over 1,274,389 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, our directors and executive officers subject to Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to report their beneficial ownership of BB&T stock and any changes in that ownership to the SEC. Specific deadlines for such reporting have been established by the SEC. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2017 all reporting persons filed the required reports on a timely basis under Section 16, except that James A. Faulkner inadvertently filed one late Form 4 with respect to one transaction in connection with a reallocation of his 401(k) plan portfolio.

68    BB&T Corporation | 2018 Proxy Statement

Transactions With Executive Officers and Directors

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of our directors, members of Executive Management, including our NEOs, and their affiliates are customers of our bank subsidiary. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than the normal risk of collectability or present other features unfavorable to the lender.

Related Person Transactions

Pursuant to our Related Person Transactions Policy, it is our policy to approve or ratify related person transactions only when the Board, acting through the Nominating and Corporate Governance Committee, determines that the related person transaction in question is consistent with the best interests of BB&T and its shareholders.

The term “related person transaction,” under the Policy, generally means a transaction where the amount involved exceeds $120,000 and in which a related person has a direct or indirect material interest. A “related person” under the Policy generally means (a) a director, director nominee or executive officer of BB&T; (b) a person who is known to be the beneficial owner of more than five percent of any class of our common stock; and (c) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner. The transactions described under this caption are “related person transactions” and have been approved and ratified in accordance with our Policy.

To help the Board assess whether a material relationship exists for both independence and related person transactions purposes, our Board adopted guidance with regards to charitable contributions. Under this guidance, a related person who serves as an executive officer, director or trustee of a charitable or non-profit organization that receives a contribution from BB&T will not be deemed to have a direct or indirect material interest in the transaction if:

•	Within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable or non-profit organization did not exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues for that fiscal year; and

•	The charitable or non-profit organization is not a family foundation created by the related person or an immediate family member of the related person.

Other than as described below, since January 1, 2017, there have been no related party transactions that were required either to be approved or ratified under our related party transaction guidelines or reported under the SEC’s related party transaction rules.

Donna Goodrich is a member of our Executive Management. Her spouse, Carlos Goodrich, and son-in-law, Christian Corts, are both employed at Branch Bank. For the 2017 fiscal year, Mr. Goodrich’s total compensation was approximately $376,000, while Mr. Corts received approximately $359,000. In addition, Director Eric Kendrick’s brother-in-law, Al Roosendaal, is employed by Branch Bank and received approximately $128,000 in total compensation in 2017. Mr. Roosendaal has been an associate with Branch Bank for over 25 years and his employment predates Mr. Kendrick’s service as a director of BB&T and Branch Bank. These compensation arrangements are consistent with those made available to associates of Branch Bank with similar years of experience and positions within the company. Messrs. Goodrich, Corts and Roosendaal each also participate in company benefit plans available to all other associates in similar positions.

In 2017, the Corporation was a party to a consulting services contract with Consulting Resources and Services, Inc. (“CRS”), a consulting firm owned by the children of Dr. Nido R. Qubein, a BB&T director, under which CRS advised management by providing services, including the conceptualization and creation of integrated corporate associate training materials and programs. Through CRS, Dr. Qubein agreed to teach classes and present at seminars for our associates and managers. Dr. Qubein is an accomplished business leader and award-winning speaker and his presentations at training seminars and consultations on a wide variety of topics provide significant benefits to our associates. Also as a part of this

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Transactions With Executive Officers and Directors

contract, Dr. Qubein appeared on BB&T’s behalf as a keynote speaker for various community events and internal conferences. CRS was paid approximately $301,000 under this contract in 2017. Management believes this contract was on terms as favorable as could have been obtained from other non-affiliated parties.

Dr. Qubein has executed a separate consulting agreement with us to provide business development consulting services for a period of ten years following his retirement from our Board. He will receive a sum equal to the annual retainer paid to our directors in effect at the time he begins such service. During the time he serves as our consultant, he has agreed not to serve as a director of, or an adviser to, a competing business.

VOTING AND OTHER INFORMATION

Shares Entitled to Vote at the Meeting

Pursuant to the provisions of the North Carolina Business Corporation Act, February 14, 2018 has been fixed as the record date for the determination of holders of BB&T common stock entitled to notice of and to vote at the annual meeting.

Each share of our common stock issued and outstanding on February 14, 2018 is entitled to one vote on each proposal at the meeting. Shares held in a fiduciary capacity by Branch Bank and certain other of our affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 14, 2018, there were 777,360,658 shares of our common stock outstanding and entitled to vote.

Quorum Requirements

In order to obtain a quorum to conduct the annual meeting, a majority of shares of our common stock outstanding at the record date must be present in person or by proxy. Shareholders who deliver valid proxies or attend in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker “non-votes” (explained below) are counted as present and entitled to vote for purposes of determining a quorum.

Voting Procedures

To be valid, your vote must be received by the deadline specified on the proxy card or voting instruction form, and can be performed through one of the following four methods:

Internet	• Record holders: Go to www.envisionreports.com/BBT and follow the instructions on the website.
• Beneficial owners: Go to www.proxyvote.com and follow the instructions on the website.
Telephone	• Record holders: Call toll-free 1-800-652-VOTE (8683), and follow the instructions on the proxy card.
• Beneficial owners: Call toll-free 1-800-454-VOTE (8683), and follow the instructions on your voting instruction form.
Mail	If you received voting materials by mail, you may vote by signing, dating and mailing the enclosed proxy card (record holders) or voting instruction form (beneficial owners) in the postage-paid envelope provided.
In person	Shareholders may vote in person at the annual meeting by filling out a ballot. Please see “Attending the Annual Meeting” for requirements with respect to attending the meeting.

We encourage you to vote via the Internet or by telephone. Voting in this manner will result in cost savings for us. If you vote via the Internet or by telephone, please do not return your proxy card. Shareholders who vote via the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., EDT, on Monday, April 23, 2018. If you have questions or need assistance in voting your shares, please call our proxy solicitors, Georgeson LLC at (888) 613-3524 (toll free).

Shareholders who hold shares in “street name,” or beneficial owners that hold through a broker, bank or other nominee, should instruct their nominee to vote their shares by following the instructions provided by the nominee.

A proxy that is properly signed and dated, but which does not contain voting instructions, will be voted in accordance with our Board’s recommendations for each proposal. Three of our executives, Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., have been designated as the proxies to cast the votes of our shareholders at the annual meeting.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

70    BB&T Corporation | 2018 Proxy Statement

Voting and Other Information

Votes Required, Non-Votes, Abstentions, and Revocations

Approval of each proposal other than the election of directors and the amendment to the BB&T bylaws, requires a majority of votes cast voting for the proposal. For the election of directors, each director must receive a majority of votes cast in order to be re-elected. Approval of the amendment to the BB&T bylaws requires the affirmative vote of two-thirds of the shares of our common stock outstanding at the record date.

A broker or other nominee may generally vote your shares without instruction on routine matters but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular “non-routine” proposal (Proposals 1, 3, 4 and 5) because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Except with respect to Proposal 4, broker non-votes, as well as abstentions, are not counted as votes cast for or against any of the proposals, and therefore will not affect the outcome of the vote. Broker non-votes and abstentions will count as votes against Proposal 4. Holders of our common stock do not have cumulative voting rights in the election of directors.

The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the annual meeting, you are encouraged to vote your shares by proxy.

Delivering Proxy Materials

We deliver proxy materials primarily through the Internet, in accordance with SEC rules. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own BB&T common shares directly and not through a bank, broker or intermediary (“record holders”), will have proxy materials or the Notice of Internet Availability of Proxy Materials delivered directly to their mailing address or electronically if they have previously consented to that delivery method. Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”), will have the proxy materials or the Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon SEC rules that permit us to deliver only one set of applicable proxy materials to multiple shareholders who share an address, unless we receive contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T common stock. Any shareholder sharing such an address who does not receive an individual proxy statement, our 2017 Annual Report and our Annual Report on Form 10-K, may write or call BB&T’s transfer agent as specified below and we will promptly deliver the materials at no cost. For future meetings, a registered shareholder may request separate copies of our proxy materials or request that we only send one set of these materials if the shareholder is receiving multiple copies, by telephoning our transfer agent at 1-800-213-4314, or writing the transfer agent at: Computershare Trust Company N.A., P.O. Box 505005, Louisville, KY 40233-5005. If your shares are held in “street name,” you may contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095.

A shareholder may obtain a copy of our 2017 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including the financial statements and financial statement schedules), without charge by contacting Computershare at the address above, or their bank, broker or other nominee.

Proxy Costs

All expenses incurred in this solicitation will be paid by BB&T. In addition to soliciting proxies by mail, over the Internet and by telephone, our directors, officers and associates, may solicit proxies on behalf of BB&T without additional compensation. We have engaged Georgeson LLC, to act as our proxy solicitor and have agreed to pay it approximately $20,000 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain authorization for the execution of proxies. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial holders.

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Voting and Other Information

Proposals for the 2019 Annual Meeting of Shareholders

Shareholder proposals for inclusion in our proxy statement

Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the 2019 Annual Meeting of Shareholders must present such proposal to the following address: Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Proposals must be received no later than the close of business on November [    ], 2018, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in the Corporation’s proxy statement.

Director nominations for inclusion in our proxy statement (Proxy Access)

As set forth in our bylaws, a shareholder or group of up to 20 shareholders that has held at least 3% of our company’s stock for at least three years is able to submit director nominees for up to 25% of the Board (but at least two directors) for inclusion in our proxy statement if the shareowner(s) and nominee(s) satisfy the requirements specified in our bylaws and notice is received between 150 and 120 days before the anniversary of the date the proxy statement for the prior year’s annual meeting was released to shareholders. In order for a nominee to be considered for inclusion in our proxy statement for the 2019 Annual Meeting of Shareholders, a shareholder must deliver timely notice in writing to the Corporate Secretary (at the address above) no earlier than October [    ], 2018, and no later than November [    ], 2018. The notice must contain the specific information required by Article II, Section 14 of our bylaws.

Shareholder proposals and director nominations—Generally

Under our bylaws, for business to be properly brought before an annual meeting by a shareholder a shareholder must deliver timely notice in writing to our Corporate Secretary (at the address above) at least 120 days, but no more than 150 days (no earlier than October [    ], 2018 and no later than November [    ], 2018), in advance of the first anniversary of the notice date of the our proxy statement for the preceding year’s annual meeting. The notice must contain the notice and informational requirements described under Article II, Section 10 of the bylaws and applicable SEC proxy rules. The chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws.

Other Business

As of the date of this proxy statement, the Board does not know of any other matter to be presented for consideration at the 2018 Annual Meeting of Shareholders other than the items referred to in this proxy statement. In the event that any other matter requiring a vote of the shareholders is properly brought before the meeting for shareholder action, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

72    BB&T Corporation | 2018 Proxy Statement

ANNEX A – NON-GAAP FINANCIAL MEASURES

Adjustments to Net Income

As previously described, for the purposes of certifying BB&T’s performance under BB&T’s compensation plans, the Compensation Committee typically makes adjustments to BB&T’s GAAP results to ensure that the participants are compensated for BB&T’s core performance. For 2017, the Compensation Committee made adjustments to BB&T’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). Typically, the Compensation Committee adjusts BB&T’s GAAP net income for gains or losses on sales/purchases of business, merger-related and restructuring charges and similar non-core performance items, on a pre-tax basis, provided the adjustment is not solely a tax-related item. These adjustments are made so that participants are compensated for BB&T’s core performance and are neither penalized nor rewarded for one-time charges, unusual gains, or similar non-core events. Executive Management also uses these financial measures in evaluating BB&T’s financial performance. To the extent practicable, the Compensation Committee also makes similar adjustments to the reported performance of peer group members for awards that measure BB&T’s performance relative to the peer group.

The adjustments for 2017 impact the Annual Incentive Award’s performance metrics, earnings per share and return on assets, and the three-year average ROCE for LTIP purposes. BB&T derives each of these non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP.

The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. Please refer to the adjustments table and accompanying narratives for additional detail on the ROCE calculations and GAAP reconciliation.

2017 ADJUSTED NET INCOME FOR ANNUAL INCENTIVE AWARD

	Return on Assets Measure	Earnings per Share Measure
	($ in millions)
2017 GAAP Net Income(1)	2,415
2017 GAAP Net Income Available to Common Shareholders(1)		2,220
Compensation Committee Approved Adjustments
Impact of tax reform related actions:
Contribution to Donor Advised Fund	100	100
Tax impact of revaluing deferred income taxes and affordable housing investments	(43)	(43)
One-time bonus for associates	36	36
Loss on early extinguishment of higher-cost FHLB advances	392	392
Estimated benefit from FHLB advance termination	(96)
Merger-related and restructuring charges, net	115	115

Adjustments Subtotal	504	600
Tax Effect of Adjustments(2)	(205)	(241)

Adjusted Net Income/Net Income Available	2,714	2,579

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate earnings per share performance as this reflects income attributable to each share of common stock. The Compensation Committee uses GAAP net income for return on assets performance because the return on assets metric measures relative peer group performance.
(2)	GAAP net income includes the effect of applicable taxes. The Compensation Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments, excluding the tax impact of revaluation of deferred income taxes and affordable housing investments, has been deducted to accurately reflect the impact of the adjustments on net income.

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2017 ANNUAL INCENTIVE AWARD PERFORMANCE METRICS

Performance Metrics	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income
Earnings per share(1)	$2.74	$3.18
Return on assets(2)	1.09%	1.23%

(1)	Earnings per share calculated using weighted average number of diluted common shares.
(2)	Return on assets calculated using daily average total assets.

BB&T’s 2015-2017 LTIP award references BB&T’s three-year ROCE performance. BB&T derives this non-GAAP performance metric from its GAAP net income available to common shareholders for each year of the performance period. The adjustments include the items detailed in the table below.

LTIP ADJUSTMENTS

	Return on Common Equity Measure ($ in millions)
	2017	2016	2015
GAAP Net Income Available to Common Shareholders(1)	$2,220	$2,259	$1,936
Compensation Committee Approved Adjustments
Impact of tax reform related actions:
Contribution to Donor Advised Fund	100
Tax impact of revaluing deferred income taxes and affordable housing investments	(43)
One-time bonus for associates	36
Loss on early extinguishment of higher-cost FHLB advances	392		172
Estimated benefit from FHLB advance termination	(96)
Tax litigation charges(2)			(172)
Loss on sale of business, net			21
Merger-related and restructuring charges, net	115	171	165

Adjustments Subtotal	504	171	186
Tax Effect of Adjustments(3)	(205)	(63)	(51)

Adjusted Net Income	$2,519	$2,367	$2,071

GAAP Average Shareholders’ Equity	$30,001	$29,355	$25,871
-Preferred stock	(3,053)	(2,969)	(2,603)
-Noncontrolling interest	(41)	(37)	(62)

Average common Shareholders’ Equity	$26,907	$26,349	$23,206

GAAP ROCE	8.25%	8.57%	8.34%
GAAP 3-year average ROCE	8.39%
Adjusted ROCE	9.36%	8.98%	8.93%
Adjusted 3-year average ROCE	9.09%

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate return on common equity performance as this reflects income attributable to common equity.
(2)	Tax litigation charges are shown as pre-tax equivalents.
(3)	GAAP net income includes the effect of applicable taxes. The Compensation Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments, excluding the tax impact of revaluation of deferred income taxes and affordable housing investments, has been deducted to accurately reflect the impact of the adjustments on net income.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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ATTENDING THE ANNUAL MEETING
Date and Time	11:00 a.m. Eastern Daylight Time on Tuesday, April 24, 2018
Location	Benton Convention Center 301 West Fifth Street Winston-Salem, NC 27101
Who May Attend:	• Record holders: Shareholders who own shares of BB&T common stock directly and not through a bank, broker or intermediary.
• Beneficial holders: Shareholders whose shares of BB&T common stock are held for them by banks, brokers or other intermediaries.
• Authorized representatives of entities who are beneficial holders of BB&T common stock.
Required Documentation:	In addition to a valid photo ID, the following materials must be presented in order to be admitted to the annual meeting:
• Record holders: The top portion of your proxy card, which will serve as an admission ticket.
•

Beneficial holders: Evidence of your ownership, which may include (1) a notice regarding the availability of proxy materials, (2) the top portion of a voting instruction form, or (3) a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and that confirms the beneficial holders’ ownership of those shares.

•

Authorized representatives of beneficial holders: A letter from the record holder certifying the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

Prohibited Items:	• The use of cameras (including cellular phones with photographic and/or video recording capabilities), recording devices, other electronic devices, or cellular phones is strictly prohibited.
• Knives, firearms, any item that could be used as a weapon and any other device or instrument that may be potentially disruptive are strictly prohibited.
Admissions:	•

BB&T representatives will be at the entrance to the annual meeting and these representatives will have the authority, on BB&T’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the annual meeting.

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. MMMMMMMMMMMM Admission Ticket MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 Instead of mailing your proxy, you may choose one of the two voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Eastern Daylight Time, on Monday, April 23, 2018. Vote by Internet • Go to www.envisionreports.com/BBT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Election of Directors — The Board of Directors recommends a vote FOR all nominees listed. 1. The election of fourteen directors, each for a one-year term expiring at the 2019 Annual Meeting of Shareholders. For Against Abstain For Against Abstain For Against Abstain + 01—Jennifer S. Banner 06—Kelly S. King 11—Tollie W. Rich, Jr. 02—K. David Boyer, Jr. 07—Louis B. Lynn, Ph.D. 12—Christine Sears 03—Anna R. Cablik 08—Charles A. Patton 13—Thomas E. Skains 04—I. Patricia Henry 09—Nido R. Qubein 14—Thomas N. Thompson 05—Eric C. Kendrick 10—William J. Reuter B Management Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. For Against Abstain 3. An advisory vote to approve BB&T’s executive For Against Abstain 2. Ratification of the appointment of BB&T’s independent compensation program. registered public accounting firm for 2018. For Against Abstain 4. Approval of an amendment to BB&T’s bylaws eliminating supermajority voting provisions. C Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 5. For Against Abstain 5. A shareholder proposal to decrease the percentage ownership required to call a special shareholder meeting. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UPX 3581651 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02QLBG

. ADMISSION TICKET PLEASE DETACH BELOW AND BRING WITH YOU IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week It’s Fast and Convenient Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders.    The Proxy Statement, BB&T’s Annual Report and Form 10-K are available at: www.envisionreports.com/BBT qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — BB&T CORPORATION ANNUAL MEETING APRIL 24, 2018 + THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., or any of them, with full power to act alone, the true and lawful proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Benton Convention Center, 301 West Fifth Street, Winston-Salem, NC 27101, on Tuesday, April 24, 2018 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED: • “FOR” EACH OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1; • “FOR” PROPOSALS 2, 3 AND 4; • “AGAINST” PROPOSAL 5 IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES. THE TOP PAGE OF THE PROXY CARD SERVES AS YOUR ADMISSION TICKET TO THE ANNUAL MEETING. The undersigned acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement. D Non-Voting Items Change of Address — Please print new address below. E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please insert date of signing. Sign exactly as the name appears on the reverse. Where stock is issued in two or more names, all names should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A—E ON BOTH SIDES OF THIS CARD. +